UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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BILL BARRETT CORPORATION

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1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 12, 2011

The 2011 annual meeting of stockholders of Bill Barrett Corporation will be held on May 12, 2011 at 9:30 a.m. (Denver time) at The Westin Denver Downtown, Tabor Auditorium, 1672 Lawrence Street, Denver, Colorado 80202, for the following purposes:

1.	To elect three Class I directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2014 and thereafter until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;

3.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held once every one, two or three years;

4.	To consider and vote upon a proposal to approve our Performance Cash Bonus Plan;

5.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

6.	To consider and vote upon a proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

Only the stockholders of record as shown on our transfer books at the close of business on March 14, 2011 are entitled to notice of, and to vote at, the annual meeting of stockholders and any adjournment or postponement of the meeting.

Our proxy statement is attached. Financial and other information concerning us is contained in our Annual Report on Form 10-K for the year ended December 31, 2010. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2010 Annual Report on Form 10-K are available at our website at www.billbarrettcorp.com/annualreports.html. In addition, and in accordance with SEC rules, you may access our proxy statement at https://materials.proxyvote.com/06846N, which does not have “cookies” that identify visitors to the site.

Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote your shares via the Internet at www.proxyvoting.com/bbg, in accordance with the instructions provided on the website, by calling our toll-free number, or by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned to you.

The Board of Directors recommends stockholders vote FOR each of the three Class I director nominees, FOR Proposals 2, 4 and 5, FOR “EVERY ONE YEAR” with respect to Proposal 3, and AGAINST Proposal 6.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS.

By the Board of Directors

Francis B. Barron
Secretary

Denver, Colorado

March 25, 2011

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 12, 2011

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of stockholders to be held at 9:30 a.m. (Denver time) on May 12, 2011 at The Westin Denver Downtown, Tabor Auditorium, 1672 Lawrence Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying proxy card will be first mailed or given to stockholders on or about March 25, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 12, 2011. This proxy statement is available at https://materials.proxyvote.com/06846N.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

•

To elect three Class I directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2014 and thereafter until their successors are duly elected and qualified;

•	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;

•

To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held once every one, two or three years;

•	To consider and vote upon a proposal to approve our Performance Cash Bonus Plan;

•	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

•

To consider and vote upon a proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

Am I entitled to vote at the meeting?

Only stockholders of record on March 14, 2011, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 14, 2011, there were 47,095,364 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

What are my voting rights as a stockholder?

Stockholders are entitled to one vote for each share of our common stock that they own as of the record date. Stockholders may not cumulate their votes in the election of directors.

How do I vote?

Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

You may vote by proxy in three ways:

•

By Internet: Visit the website http://www.proxyvoting.com/bbg and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Time, on May 11, 2011.

•

By Telephone: Call toll-free 1-866-540-5760. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on May 11, 2011.

•

By Mail: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Bill Barrett Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

Can I change my vote?

Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Stockholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Stockholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 14, 2011, the record date for the meeting, there were 47,095,364 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“FOR” each of the three nominees for election as Class I directors;

•	“FOR” the proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;

•	FOR “EVERY ONE YEAR” on the advisory (non-binding) resolution regarding whether an advisory vote on compensation should be held once every one, two or three years;

•	“FOR” the proposal to approve our Performance Cash Bonus Plan;

•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

•

“AGAINST” the proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the three nominees for election as Class I directors who receive the greatest number of votes will be elected directors. Withheld votes, broker non-votes and abstentions will have no effect on the outcome of the election.

Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

Approval of the advisory (non-binding) resolution regarding whether an advisory vote on compensation should be held once every one, two or three years requires the affirmative vote of the holders of a plurality of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

Approval of the proposal to approve our Performance Cash Bonus Plan requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the ratification.

Approval of the stockholder proposal requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted “FOR” the election of the nominees for director, “FOR” approval of the advisory (non-binding) resolution regarding the Compensation of our named executive officers, FOR “EVERY ONE YEAR” on the advisory (non-binding) resolution regarding whether an advisory vote on compensation should be held once every one, two or three years, “FOR” the proposal to approve our Performance Cash Bonus Plan, “FOR” ratification of the appointment of Deloitte & Touche LLP, and “AGAINST” the stockholder proposal to change stockholder voting requirements described in this proxy statement. Votes at the annual meeting of stockholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2010 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.

The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” will be used in the proxy statement to include Bill Barrett Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II, and Class III. Directors from each class are elected once every three years for a three-year term and thereafter until their successors are duly elected and qualified. Fredrick J. Barrett, Jim W. Mogg, and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held on May 12, 2011; James M. Fitzgibbons, William F. Owens, and Randy I. Stein currently serve as the Class II directors until the annual meeting to be held in 2012; and Randy A. Foutch and Edmund P. Segner, III currently serve as the Class III directors until the annual meeting to be held in 2013.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors nominated Fredrick J. Barrett, Jim W. Mogg, and Michael E. Wiley for election to the Board as Class I directors. The Board of Directors recommends that each of Fredrick J. Barrett, Jim W. Mogg, and Michael E. Wiley be re-elected to the Board of Directors to serve as the Class I directors, to hold office until the 2014 annual meeting of stockholders, and thereafter until each of their successors is elected and qualified or his earlier resignation or removal. Biographical information concerning these nominees and our other directors and executive officers is set forth below under “Directors and Executive Officers.”

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for Fredrick J. Barrett, Jim W. Mogg, and Michael E. Wiley as the Class I directors. For purposes of the election of directors, withheld votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating and Corporate Governance Committee may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF FREDRICK J. BARRETT, JIM W. MOGG, AND MICHAEL E. WILEY AS THE CLASS I DIRECTORS.

Directors and Executive Officers

The following table sets forth, as of March 14, 2011, the names of our directors and our executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Each director has been elected to serve for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier resignation or removal. As a result, approximately one-third of the director positions will be elected at each annual meeting of stockholders. Additional information concerning each of these individuals, including the experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director, follows the table.

Current Named Executive Officers	Age	Position	Year First Elected As Director
Fredrick J. Barrett	50	Chief Executive Officer, President, and Chairman	2002
Robert W. Howard	56	Chief Financial Officer and Treasurer	—
R. Scot Woodall	49	Chief Operating Officer	—
Francis B. Barron	48	Executive Vice President—General Counsel and Secretary	—
Kurt M. Reinecke	52	Executive Vice President—Exploration	—

Other Executive Officers
David R. Macosko	49	Senior Vice President—Accounting	—
Stephen W. Rawlings	56	Senior Vice President—Operations	—

Non-Employee Directors
James M. Fitzgibbons (1)(2)	76	Director	2004
Randy A. Foutch (1)(3)	59	Director	2006
Jim W. Mogg (2)(3)	62	Director and Lead Director	2007
William F. Owens(2)(3)	60	Director	2010
Edmund P. Segner, III (1)(2)	57	Director	2009
Randy I. Stein (1)(3)	57	Director	2004
Michael E. Wiley (2)(3)	60	Director	2005

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Named Executive Officers

Fredrick J. Barrett. Mr. Barrett has served as Chief Executive Officer and Chairman of the Board since March 2006, as a director since the Company’s inception in 2002, and as President from January 2002 until July 2006 and from July 2010 to the present. Mr. Barrett served as Chief Operating Officer of the Company from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation, a publicly traded exploration and production company (“Barrett Resources”), and its successor, The Williams Companies, in the Rocky Mountain Region from 1997 through 2001, and as a geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources. Mr. Barrett’s education, training and experience as a geologist enable him to bring valuable insights to the Board of Directors, including through his understanding of the geology of oil and gas producing areas in the Rocky Mountain region in which we operate and the ability to assist us in prioritizing exploration opportunities. In addition, his prior experience as our Chief Executive Officer and previously as our Chief Operating Officer provides the Board of Directors with insights and direct knowledge of the operation of our development areas.

Robert W. Howard. Mr. Howard has served as our Chief Financial Officer and Treasurer since March 30, 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for the Company, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from our inception in January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

R. Scot Woodall. Mr. Woodall has served as our Chief Operating Officer since July 2010. He previously served as our Executive Vice President—Operations from February 2010 until July 2010 and as our Senior Vice President—Operations from April 2007 until February 2010. Mr. Woodall previously served as Senior Vice President—Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004.

Francis B. Barron. Mr. Barron has served as our Executive Vice President—General Counsel and Secretary since February 2009 and as Secretary since March 2004. He served as our Senior Vice President—General Counsel from March 2004 until February 2009. He served as the Company’s Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly- traded and private oil and gas companies, including the Company and Barrett Resources.

Kurt M. Reinecke. Mr. Reinecke has served as our Executive Vice President—Exploration since February 2009. He served as our Senior Vice President—Exploration, Southern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a senior exploration geologist or operations geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources.

Other Executive Officers

David R. Macosko. Mr. Macosko has served as our Senior Vice President—Accounting since February 2010 and previously served as our Vice President—Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager—Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies.

Stephen W. Rawlings. Mr. Rawlings has served as our Senior Vice President—Operations since December 2010. Mr. Rawlings previously served as Division Operations Manager at Samson Resources from December 2009 to December 2010, and from 2001 to October 2009 he served as Production Manager at Forest Oil Corporation. Mr. Rawlings has served in various manager and engineering roles and has 31 years of petroleum engineering experience.

Non-Employee Directors

James M. Fitzgibbons. Mr. Fitzgibbons has served as a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company, a cotton goods manufacturing company. From July 1987 until October 1992 and from January 1994 until its sale in 2001, Mr. Fitzgibbons served as a director of Barrett Resources. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc., a publicly traded diversified textile company. As a result of Mr. Fitzgibbons’ service as chief executive officer and a director on many public company boards of directors, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of businesses. Mr. Fitzgibbons also brings financial expertise to the Board, including through his service as a director/trustee and member of the audit committee of Dreyfus Laurel Funds and his prior service as a chief executive officer.

Randy A. Foutch. Mr. Foutch has served as a director since July 2006. Since March 2007, Mr. Foutch has been serving as a director of Helmerich & Payne, a publicly traded contract drilling company. In 2007, Mr. Foutch founded Laredo Petroleum, Inc., a Mid-Continent focused exploration and production company, where he serves as Chairman and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards. As a result of Mr. Foutch’s service as chief executive officer and in other executive positions and as a director of many oil and gas exploration and development companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of exploration and productions companies. Mr. Foutch also brings financial expertise to the Board, including through his experience in obtaining financing for startup oil and gas companies.

Jim W. Mogg. Mr. Mogg has served as a director since May 2007 and as our Lead Director since February 2010. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007 and ONEOK Partners, a master limited partnership that operates gathering, processing, natural gas liquids pipelines and fractionation, since August 2009. Since July 2008, Mr. Mogg has served as a director and non-executive Chairman of First Wind Holdings Inc., a wind energy company. From 2005 until 2007, Mr. Mogg served as Chairman of DCP Midstream Partners, a publicly traded midstream master limited partnership. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President, and Chief Executive Officer of Duke Energy Field Services and, as a member of the board of directors of and Vice Chairman/Chairman of TEPPCO Partners, L.P., a publicly traded master limited partnership that owns and operates pipelines. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period. Mr. Mogg has also served on several nonprofit and industry boards, including as a past President of the Gas Processors Association. As a result of Mr. Mogg’s service as chief executive officer and in other executive positions and as a director of many natural gas distribution and pipeline companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our ability to market and transport our natural gas production. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal financial officers, his involvement in financing transactions, and his service on the audit committees of other companies. In addition, Mr. Mogg’s current and previous directorships at other companies provide him with extensive corporate governance experience. In light of the foregoing, Mr. Mogg is qualified to analyze all financial and operational aspects of the Company as well as to advise and, if necessary and appropriate, challenge management with respect to the Company’s operations and strategy.

William F. Owens. Mr. Owens has served as a director since May 2010. Mr. Owens served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1994 to 1998, and, prior to that, as a member of the Colorado State Senate and the Colorado State House of Representatives. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as

Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Director of Front Range Resources, a Denver-based land and water investment firm. He currently serves as a director of Key Energy Services, Inc., a publicly traded oilfield services company, Cloud Peak Energy Inc., a publicly traded coal producer, Keating Capital, which makes equity investments in private companies, and FESCO, a publicly traded transportation company in the Russian Federation that is listed on the Russian Trading System. Mr. Owens served as a director of Highland Acquisition Corp., a publicly traded blank check company formed for the purpose of acquiring an operating business, from May 2007 until October 2009. Mr. Owens’ background as the Governor of Colorado and as the executive director of an energy trade group provide valuable leadership, management and regulatory experience and insights into the issues we face and that are important to our ability to operate as an oil and gas production company in the current regulatory environment. Mr. Owens also brings financial expertise to the Board, including through his service on the audit committees of other public companies and his previous service as the Treasurer of the State of Colorado.

Edmund P. Segner, III. Mr. Segner has served as a director since August 2009. Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. (EOG), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President, Chief of Staff, and Director from 1999 to 2007. From March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner is a certified public accountant. He currently serves as a member of the board or as a trustee for several non-profit organizations as well as being a director of Exterran Partners, L.P., a master limited partnership that provides natural gas contract operations services, since May 2009 and a director for Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, since August 2009. Mr. Segner’s service as president, principal financial officer and a director of a publicly traded oil and gas exploration and development company provides our Board of Directors with a strong operational, financial, accounting and strategic background and provides valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies. Mr. Segner also brings financial and accounting expertise to the Board, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a principal financial officer, his supervision of principal financial officers and principal accounting officers, and his service on the audit committees of other companies.

Randy I. Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From 2001 through 2005, Mr. Stein served as a director of Koala Corporation, a publicly traded company engaged in the design, production, and marketing of family convenience products, where he served on the audit and compensation committees. From July 2000 until its sale in June 2004, Mr. Stein was a director and chair of the audit committee of Westport Resources Corporation, a publicly traded exploration and production company. He was also a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 2000. Mr. Stein’s background in public accounting and tax services, focused on oil and gas companies, provides our Board of Directors with strong financial and accounting leadership and insights into many aspects of the financial reporting and tax issues facing exploration and production companies. Mr. Stein brings additional financial, accounting and tax expertise to the Board through his background as a vice president of taxation of a publicly traded oil and gas company, and his service on the audit committees, including as chair, of other publicly traded oil and gas exploration and development companies.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Since 2005, Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, and, since 2004, as a director of Post Oak Bank, NA, a privately held bank. Since 2007, Mr. Wiley has served as a Trustee of Fidelity

Funds, equity and high income mutual funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. From 2001 until its sale in 2005, Mr. Wiley served as a director of Spinnaker Exploration Company, a publicly traded exploration and production company. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President, and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company. As a result of Mr. Wiley’s service as chief executive officer, chief operating officer and in other executive positions and as a director of an oilfield services company and an integrated energy company, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our business. Mr. Wiley also brings financial expertise to the Board, including through his service as a trustee of Fidelity Funds, his involvement in financing transactions in his executive officer roles, and his supervision of principal financial officers.

Beneficial Owners Of Securities

The following table and footnotes show information as of March 14, 2011, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our Board of Directors, each nominee for director, and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of restricted shares on or prior to May 13, 2011 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Stockholders:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,169,017	(2)	11.0%

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	4,377,482	(3)	9.3%

Shapiro Capital Management LLC 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	3,415,165	(4)	7.3%

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	2,821,203	(5)	6.1%

Named Executive Officers and Directors:
Fredrick J. Barrett	566,389	(6)	1.2%
Francis B. Barron	173,916	(7)	*
James M. Fitzgibbons	67,247	(8)	*
Randy A. Foutch	48,054	(9)	*
Robert W. Howard	370,815	(10)	*
David R. Macosko	42,407	(11)
Jim W. Mogg	37,568	(12)	*
William F. Owens	3,762	(13)	*
Stephen W. Rawlings	2,053	(14)
Kurt M. Reinecke	116,407	(15)
Edmund P. Segner, III	6,000	(16)	*
Randy I. Stein	45,500	(8)	*
Michael E. Wiley	54,996	(8)	*
R. Scot Woodall	100,565	(17)	*
All executive officers and directors as a group (14 persons)	538,948 through	(6) (18)	3.4%

*	Less than 1%
(1)	Based on an aggregate of 47,095,364 shares of our common stock issued and outstanding as of March 14, 2011.
(2)	Based solely on information as of December 31, 2010 included in a Schedule 13G/A filed with the SEC on January 10, 2011.
(3)	Based solely on information as of December 31, 2010 included in a Schedule 13G/A filed with the SEC on February 8, 2011.
(4)	Based solely on information as of December 31, 2010 included in a Schedule 13G filed with the SEC on February 11, 2011.
(5)	Based solely on information as of December 31, 2010 included in a Schedule 13G/A filed with the SEC on February 13, 2009.
(6)	Includes 331,641 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011 and 1,285 shares in Mr. Barrett’s company 401(k) account.
(7)	Includes 125,470 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011, 878 shares held by Mr. Barron as custodian for his minor children, and 1,133 shares in Mr. Barron’s company 401(k) account.

(8)	Includes 45,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011.
(9)	Includes 35,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011, and 13,054 shares held by a trust for which Mr. Foutch serves as a trustee.
(10)	Includes 224,496 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011, 143,580 shares held by a trust for which Mr. Howard serves as a trustee, and 1,239 shares in Mr. Howard’s company 401(k) account.
(11)	Includes 35,937 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011, 44 shares held by Mr. Macosko as custodian for his minor children, and 1,213 shares in Mr. Macosko’s company 401(k) account.
(12)	Includes 25,000 shares of common stock issuable upon exercise of options that have vested or will vest on or before May 13, 2011.
(13)	Includes 1,875 shares of common stock issuable upon exercise of options that have vested or will vest on or before May 13, 2011.
(14)	Includes 39 shares in Mr. Rawling’s company 401(k) account.
(15)	Includes 96,096 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011, 19,310 shares held by a trust for which Mr. Reinecke serves as a trustee, and 1,001 shares in Mr. Reinecke’s company 401(k) account.
(16)	Includes 5,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011.
(17)	Includes 81,215 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011 and 1,058 shares in Mr. Woodall’s company 401(k) account.
(18)	Includes 1,096,730 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 13, 2011 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws, are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that seven of the eight directors who served at the end of fiscal year 2010 are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. The seven current directors who served during 2010 determined to be independent are Messrs. Fitzgibbons, Foutch, Mogg, Owens, Segner, Stein, and Wiley. In making the determination of whether directors were independent, the Board of Directors considered the directors’ relationships with us, including commercial relationships with entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that all of the directors nominated for election at the annual meeting are independent under the standards set forth by the NYSE.

How many times did your Board meet last year?

Our Board met in person or by telephone conference six times during 2010.

Did any of your directors attend fewer than 75% of the meetings of your Board and such director’s assigned committees during 2010?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2010.

How many of your directors attended the 2010 annual meeting of stockholders?

All of our current directors attended and were introduced during our 2010 annual meeting of stockholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

What is your Board leadership structure?

Our Board is headed by our Chairman of the Board. Currently, our Chairman is our Chief Executive Officer, Fredrick J. Barrett. As Chairman, Mr. Barrett presides over meetings of the full Board of Directors and prepares the agendas for these meetings. We also have a Lead Director, who is elected by the Board from among our non-management directors. Jim W. Mogg currently serves as our Lead Director. The duties of the Lead Director are as follows:

•	Preside at Board meetings in the absence of the Chairman.

•	Review Board meeting agendas and provide the Chairman with input on the agendas and Board materials.

•	Recommend matters for consideration by the Board, including soliciting agenda items and issues from non-management directors for inclusion in the Board agenda.

•	Discuss with the Chairman the structure, timing and length of Board meetings.

•	Set the agenda for and preside over executive sessions and other meetings of the non-management directors.

•	Communicate Board member feedback from the executive sessions and other meetings of the non-management directors to the Chief Executive Officer.

•	Work with Chairman/Chief Executive Officer to facilitate communication among full Board.

•	Call meetings of non-management directors.

•	Provide independent point of contact for stockholders who communicate with non-management directors.

•	Partner with and counsel the Chief Executive Officer to help make the Chief Executive Officer successful.

•	Work with directors to promote participation in continuing education programs.

We believe our Board leadership structure is appropriate because the Chairman of the Board and Chief Executive Officer is able to prepare agendas that reflect the current needs of the Company due to his day to day management of the Company and also the strategic needs of the Company through his interaction with the Lead Director. The Lead Director is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Lead Director (a non-management director elected by the Board) and, if there is no Lead Director or the Lead Director is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

What is the Board’s role in risk oversight?

Our Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management of our major risk exposures, their potential financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during our regular meetings of the Board of Directors. The Board’s committees oversee risks associated with their respective areas of responsibility. For example, the Audit Committee administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors and petroleum engineers. The Compensation Committee administers risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance process and our management succession plan.

How can interested parties communicate directly with your non-management directors?

Stockholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address for our corporate headquarters. Similarly, stockholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications addressed to the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Business Conduct and Ethics require anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of the charters upon request. See “Corporate Governance—General—How can I view or obtain copies of your corporate governance materials?” for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	The integrity of our financial statements;

•	Our independent public accounting firm’s qualifications and independence;

•	The performance of our internal audit function and independent public accountants; and

•	Our compliance with legal and regulatory requirements, including our internal controls.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement. See “Audit Committee Report” below.

Who are the members of the Audit Committee?

The Audit Committee currently consists of James M. Fitzgibbons, Randy A. Foutch, Edmund P. Segner, III, and Randy I. Stein, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that each of Mr. Stein and Mr. Segner meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.

How many times did the Audit Committee meet last year?

The Audit Committee held seven meetings in person or by telephone conference during 2010.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are:

•	Reviewing, evaluating, and approving the compensation of our executive officers and other key employees;

•	Reviewing and discussing our compensation disclosure and analysis with management and recommending its inclusion in our proxy statement; and

•	Producing a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of James M. Fitzgibbons, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?

The Compensation Committee held ten meetings in person or by telephone conference during 2010.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the Compensation Committee. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the Nominating and Corporate Governance Committee are:

•	Identifying, evaluating, and recommending qualified nominees to serve on our Board of Directors;

•	Overseeing the annual evaluation of the Board and reporting to the Board with an assessment of the Board’s performance;

•	Maintaining a management succession plan; and

•	Developing and overseeing our internal corporate governance processes.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Randy A. Foutch, Jim W. Mogg, William F. Owens, Randy I. Stein, and Michael E. Wiley, with Mr. Mogg serving as Chair.

How many times did the committee meet last year?

The Nominating and Corporate Governance Committee held five meetings during 2010.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise and the diversity of the nominee and the Board as a whole.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Nominations from stockholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Francis B. Barron, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. See below, “What is the process a stockholder must follow to nominate a director?” for the complete requirements for nominations.

What is the process a stockholder must follow to nominate a director?

Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	The number of shares of our stock that are beneficially owned by each nominee;

•	Any arrangement, affiliation, association, agreement, or other relationship of the nominee with any of our stockholders;

•	Any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	The nominee’s written consent to serve as a director if elected; and

•

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

James M. Fitzgibbons

Jim W. Mogg

William F. Owens

Edmund P. Segner, III

Michael E. Wiley, Chair

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides a description of the material elements of our executive compensation programs, as well as perspective and context for decisions made during 2010 regarding the compensation for our named executive officers (“NEOs”), who are identified below:

•	Mr. Fredrick J. Barrett, Chairman, Chief Executive Officer and President

•	Mr. Robert W. Howard, Chief Financial Officer and Treasurer

•	Mr. R. Scot Woodall, Chief Operating Officer

•	Mr. Francis B. Barron, Executive Vice President—General Counsel and Secretary

•	Mr. Kurt M. Reinecke, Executive Vice President—Exploration

•	Mr. Joseph N. Jaggers, Former Chief Operating Officer, and Former President (resigned in July 2010)

Executive Summary

2010 Business Results

Our financial and operational highlights for the year ended December 31, 2010 are summarized below:

•	We increased production by approximately 8% over 2009 to 96.5 Bcfe.

•	We increased net income to $80.5 million from $50.2 million in 2009 and generated record discretionary cash flow[1] of $467 million despite lower commodity prices.

•

We added approximately 153 Bcfe in proved reserves, net of our production, to increase our proved reserves to 1.1 Tcfe at December 31, 2010, or approximately 16% from year-end 2009, and replaced approximately 263% of 2010 production.

•	We lowered drilling and completion costs in the Uinta and Piceance Basins.

•	Our stock price increased 32% (fifth among the 14 companies in the peer group consisting of the Credit Suisse Onshore U.S. Producers Mid-Sized Companies, which increased an average of 9%).

•	We successfully executed executive management and organizational changes.

•	We received approval of the final Environmental Impact Study and approved drilling permits for West Tavaputs.

Key Features of Our Compensation Programs

•	A significant portion of the compensation of our NEOs is performance-based.

•	We do not have employment agreements with any of our NEOs.

•	Severance and change in control agreements require a double-trigger (i.e., change in control event and subsequent termination) in order for an executive to receive benefits.

•	We do not provide executives with perquisites or other benefits that are not generally provided to all employees, except for a non-qualified deferred compensation plan.

•	We have stock ownership guidelines for our executive officers and directors.

•

The Compensation Committee believes that its approach to choosing performance metrics and target and stretch performance levels, and evaluation of performance results, assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.

Compensation Philosophy and Objectives of Compensation Programs

Compensation Philosophy

Our compensation program is strategically designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long term stockholder value. To achieve these objectives, we believe it is critical to create and maintain compensation opportunities that attract and retain committed, highly qualified personnel by providing appropriate rewards and incentives that align the interests of our employees with those of our stockholders, and structuring a significant portion of the NEOs total compensation as performance-based. We pursue these objectives while stressing the safety of our employees, contractors and the public, and applying appropriate and environmentally conscious technological solutions to minimize disturbance to the areas in which we operate.

[1]	Discretionary cash flow is a non-GAAP measure used by the Company that is defined in our Current Report on Form 8-K dated February 23, 2011. It is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions.

Elements of Compensation

To achieve our goals, we believe that the compensation of all employees, including executive officers, should include the following components:

•	A base salary that is competitive with compensation offered by other oil and natural gas exploration and production companies with which we compete for talent;

•

Annual incentive compensation in the form of cash bonuses to reward achievement of company-wide objectives, individual responsibility and productivity, high quality work, and impact on our results, including company-wide performance and profitability;

•

Equity awards consisting of stock options, restricted stock, and performance shares to reward performance, to provide incentive to increase stockholder value and thus total compensation, and as a retention device through time based vesting provisions (generally four years);

•	Case-specific compensation arrangements to accommodate individual circumstances or non-recurring situations as appropriate;

•	Supplemental retirement through a non-qualified deferred compensation plan;

•	Severance and change in control agreements; and

•	Generally-available benefits (401(k) retirement plan, health and welfare arrangements, etc.).

The Compensation Committee retains the discretion to periodically adjust the compensation program in order to enhance the Company’s ability to attract and retain executives and optimize alignment with stockholder value.

Pay-for-Performance

We believe in maintaining a strong link between the compensation of our named executive officers and performance. Our compensation program is structured to align with overall Company performance, based on an established set of metrics, and individual performance. As a result of these efforts, a significant portion of the 2010 compensation of our named executive officers was performance-based. The following pie charts illustrate the portions of the total compensation of our Chief Executive Officer and other named executive officers (as provided in the Summary Compensation Table) that were performance-based:

Benchmarking Compensation

In its consideration of the appropriate methods, levels, and allocations of compensation for our executive officers, the Compensation Committee reviews data from compensation research firms and compensation consultants about compensation practices and levels of compensation used by other companies within the oil and gas industry. We generally target the 50th percentile of the comparative market data. During its February meeting each year, the Compensation Committee reviews prior year compensation of the named executive officers, determines bonus payouts for prior year performance, and makes decisions regarding current year salaries and equity awards for each named executive officer. At this meeting, the Committee also approves the calculations of vesting of performance shares based on our prior year performance. To assist in its review of the compensation of our officers and pay decisions for 2010, the Compensation Committee reviewed industry data compiled by Effective Compensation, Inc. (“ECI”), a compensation research firm. The same ECI industry survey was used for named executive officers and other employees at the 2009 and 2010 meetings. Beginning in 2011, based on an assessment of available sources of market compensation data, the Compensation Committee has decided to utilize a private survey of companies in the exploration and production industry conducted by Hewitt Associates LLC (“Hewitt”) in connection with its review of officer compensation and pay decisions. The Committee believes this survey contains more robust data relevant to executives and that the survey participants more accurately reflect the executive talent we compete for within the industry.

Role of Compensation Consultants

The Compensation Committee engaged Hewitt in 2010 to review the Company’s compensation practices compared to the practices of other independent oil and gas exploration and production companies and to provide suggestions for improving the Company’s compensation practices. During 2010, the lead Hewitt consultant joined Meridian Compensation Partners, LLC (“Meridian”), which was formed through a planned separation of a significant portion of the executive compensation consulting practice from Hewitt. Meridian provided services to the Compensation Committee throughout 2010 and into 2011. In February 2011, following a review of different compensation consultants, the Compensation Committee entered into an agreement with Meridian to provide the Committee with ongoing consulting services. Meridian is retained by and reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, the directions given to Meridian regarding the performance of such services, and the review and approval of Meridian’s invoices.

Role of Management

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President—General Counsel, and Vice President—Human Resources were involved in gathering data about our compensation practices, discussing peer companies with the Compensation Committee, providing suggested performance metrics for approval by the Compensation Committee, and responding to questions from the Compensation Committee, Hewitt and Meridian. After considering the information described in this compensation discussion and analysis, including information provided by ECI and Meridian and the recommendations of our executive officers as well as current economic conditions, the Compensation Committee determined the levels and allocation of compensation among cash (salary and bonus) and equity (stock options and restricted stock awards) for our Chief Executive Officer and other named executive officers.

Performance Evaluations

In determining salary, bonus, and equity amounts, the Compensation Committee also considered the evaluations of the named executive officers, other than the Chief Executive Officer, prepared by the Chief Executive Officer. The Chief Executive Officer was evaluated by the Compensation Committee and the Nominating and Corporate Governance Committee in a process facilitated by our Lead Director. These evaluations were comprehensive and focused on the significant accomplishments, individual performance levels, work quality, management skills, and opportunities for improvement for each of the named executive officers.

Discussion of Compensation Elements and Performance Criteria

Base Salary

Executive officer salaries are reviewed by the Compensation Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, our company’s performance, and a comparison to salary ranges for executives holding comparable positions at other independent oil and gas exploration and production companies. Through these criteria, the Compensation Committee and management believe that base salaries are set in a manner that is both competitive and reasonable within our industry and that allow us to attract and retain qualified executives in the face of competition from other independent oil and gas exploration and production companies.

Based on these considerations, the Compensation Committee set the following annual salaries for each current named executive officer:

Name	2010 Annual Salary	% Increase Over Prior Year	2011 Annual Salary	% Increase Over Prior Year
Fredrick J. Barrett	$435,000	6.1%	$450,000	3.4%
R. Scot Woodall	$350,000	6.0%	$377,600	7.6%
Robert W. Howard	$310,882	4.0%	$324,872	4.5%
Francis B. Barron	$276,968	4.0%	$286,939	3.6%
Kurt M. Reinecke	$275,000	11.4%	$283,250	3.0%

Both Mr. Barrett’s and Mr. Reinecke’s salary increases in 2010 were to better position them to the 50th percentile of the benchmark market data for their respective positions. Mr. Woodall’s salary was increased in July 2010 from $302,264 to $350,000 in connection with his promotion to Chief Operating Officer. Salary increases for the other NEOs are consistent with annual increases for all our employees. The 2011 salaries for the named executive officers were all below the 50th percentile of the 2010 Hewitt survey information for corresponding positions, ranging from 69% of the 50th percentile for Mr. Barrett to 97% of the 50th percentile for Mr. Reinecke.

Annual Cash Bonus Compensation

The Compensation Committee believes that annual cash bonuses are an appropriate way to reward strong corporate and individual performance. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of our employees, including our executive officers. The Compensation Committee approves the total amount of bonuses to all employees and the individual bonuses to each executive officer. In February 2011, the Compensation Committee approved the payment of bonuses to our executive officers based on 2010 performance, including the achievements discussed above under “—Executive Summary—2010 Business Results”, and individual performance and benchmarking analysis. While the Compensation Committee considers these factors, the bonuses are awarded at the discretion of the Compensation Committee.

2010 Performance Metrics

A number of factors went into our determination of 2010 performance goals in February 2010, including the commodity price outlook and business and market conditions at that time. Some of the criteria are those for which we have given public guidance (such as net production, general and administrative expense, and lease operating expenses), which are reviewed over both one-year and multi-year periods.

Threshold, target, and stretch levels of performance were established for these metrics. Threshold levels of performance are expected to be met in normal operating circumstances and are generally at the low end of the public guidance ranges that we published in the beginning of the year. Target levels of performance are believed to be achievable with additional effort and are generally at the mid-range of our public guidance. Stretch levels of performance are believed to be capable of being met with extraordinary efforts and are above our published guidance range.

The criteria included in the goals approved by the Compensation Committee for 2010, which were not weighted or prioritized, are summarized below. For those criteria for which we give public guidance, we have included the guidance range published in January 2010 and our actual 2010 results.

Performance Metric	January 2010 Guidance	2010 Actual Results
Oil and gas production	97 to 100 Bcfe	96.5 Bcfe; Below target goal
Lease operating expenses (“LOE”)	$0.57 to $0.61 per Mcfe	$0.54 per Mcfe; Between target and stretch goals
General and administrative (“G&A”)	$40 million to $43 million	$41.2 million, as adjusted to include directors fees paid with common stock rather than cash; Between target and stretch goals
Proved reserve additions		Between target and stretch goals
Finding and development (“F&D”) costs		Exceeded stretch goal
Earnings before interest, taxes, depreciation, amortization, and exploration expenses (“EBITDAX”)		Below target goal
Return on average capital employed (“ROACE”)		Below target goal
Net income		Exceeded stretch goal
Adjusted debt on a unit of reserves basis		Exceeded stretch goal

During its meeting in February 2011, the Compensation Committee approved the following cash bonus awards for our current named executive officers: Mr. Barrett, $435,000; Mr. Howard, $310,882; Mr. Woodall, $315,000; Mr. Barron, $249,271; and Mr. Reinecke, $206,250. The awards are based on the Committee’s overall assessment of the performance of the Company relative to the 2010 performance metrics (as summarized in the table above) in a challenging operating environment and other achievements described in the “Executive Summary” to this Compensation Discussion and Analysis, as well as performance evaluations of the individual executive officers.

2011 Performance Cash Bonus Plan

In February 2011, the Compensation Committee approved, and recommended to the Company’s stockholders the approval of, the Company’s Performance Cash Bonus Plan (the “Cash Plan”). The purpose of the Cash Plan is to further support a culture of pay-for-performance by providing annual cash awards to employees for the achievement of pre-determined levels of Company performance. We are seeking stockholder approval of this plan at the May 12, 2011 annual meeting of stockholders. See below, “Proposal No. 5—Approval of Performance Cash Bonus Plan”.

The criteria included in the performance goals for the Cash Plan approved by the Compensation Committee for 2011 are summarized below.

Weighting	Performance Goal
25%	Increase in net oil and gas production
25%	Proved reserve additions
15%	LOE on a unit of production basis
10%	Adjusted cash G&A
25%	Discretionary cash flow

Equity Based Compensation

The Compensation Committee grants stock options and restricted stock to officers and other employees as a means of providing long term incentives to our employees and as a retention tool. The Compensation Committee believes that stock option and restricted stock grants create incentives for increased performance by our employees, including our executive officers, by providing the opportunity for executive officers and other employees to receive added compensation as a result of increases in the value of our common stock. Any increases in the value of our common stock would also benefit all stockholders, thereby aligning our employees’ interests with those of our stockholders. The exercise price for our stock options is the fair market value of our common stock on the date those options are granted. See “Timing of Equity Awards” below.

In making decisions concerning the amounts of stock option and restricted stock awards made to our named executive officers, the Compensation Committee considers several factors, including competitive market data and the performance of the Company and each officer. Our equity awards also have vesting requirements to enhance employee retention and to provide incentive to increase stockholder value over a multi-year period. In February 2010, the Compensation Committee approved the issuance of stock options to our named executive officers and senior managers and restricted stock to certain of our other employees. The awards vest 25% on each of the first four anniversaries of the date of grant. The Compensation Committee also approved a performance share program for named executive officers and senior managers in 2010 (the “2010 Program”).

Performance Share Grants and Vesting for 2010 Performance Share Program

The 2010 Program is designed so that if target goals are consistently met, the performance shares will vest on a ratable basis over a four year period. Minimum performance must be achieved each year (i.e., achieving the target goals) for the restrictions to be lifted. Vesting may be accelerated to be less than four years if exceptional performance is achieved (i.e., achieving the stretch goals). If exceptional performance is achieved so that vesting is accelerated, the restrictions will be lifted and the associated shares transferred to the recipient without any further consideration of the original four year cycle of the initial grant. This potential to accelerate vesting promotes an incentive to achieve performance in excess of the target goals. Up to 50% of the initial performance shares granted to the named executive officers under the 2010 Program may vest each year for four years (beginning with calendar year 2010) based on the achievement of the performance goals as follows:

•	25% of the total grant will vest if each of the independent metrics, including the total stockholder return (“TSR”) metric, are met at the target level based on the assigned weighting.

•

An additional 25% of the total grant will vest for each independent metric for performance met at the stretch level (even if the shares need to come out of the subsequent years’ vesting or from “rollovers” as described below).

•

If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a pro rata, linear basis of the actual results compared to the target and stretch goals, except for the TSR, which is described below.

•

Shares that do not vest because a metric for a specific criterion at the target level is not met will roll over and will be eligible to be vested in future years of the program if one or more of the metrics set by the Compensation Committee are met.

In order to more closely align named executive officers’ compensation with stockholder return, 20% of the performances shares included in the 2010 Program are subject to vesting based on relative stockholder return. This is a metric added for the 2010 Program and is consistent with the Compensation Committee’s objective to reinforce the concept of rewarding named executive officers when stockholders are rewarded. TSR is computed, and the determination of whether the metric has been met is determined, as follows:

•	TSR relates to relative performance of a group of 14 companies (“Performance Peer Group”) with similar market capitalizations that the Compensation Committee believes are competitors for investor capital investment decisions. These 14 companies (including our company) are included in the Credit Suisse Onshore U.S. Producers Mid-Sized group and are listed below:

•	Cabot Oil and Gas Corporation (COG)

•	Cimarex Energy Company(XEC)

•	Comstock Resources, Inc. (CRK)

•	Exco Resources, Inc. (XCO)

•	Forest Oil Corporation (FST)

•	Newfield Exploration Company (NFX)

•	Petrohawk Energy Corporation (HK)

•	Range Resources Corporation (RRC)

•	Quicksilver Resources Inc. (KWK)

•	SandRidge Energy, Inc. (SD)

•	Southwestern Energy Company (SWN)

•	SM Energy Company (SM)

•	Ultra Petroleum Corp. (UPL)

•

TSR will be calculated based on the difference between the closing stock price on the last trading day of the year as reported by the New York Stock Exchange or other recognized national securities market (adjusted for any stock splits) divided by the closing stock price on the last day of the previous year. TSR will also include dividends paid, if any, by assuming dividends are reinvested in the same security at the closing price of the previous day.

•	Vesting of performance shares will occur based on our TSR for each year of the 2010 Program compared to the Performance Peer Group as follows:

If our TSR is:	Then the percent of the total performance shares that will vest shall be
• The highest or second highest of the Performance Peer Group	10.0%

• The third, fourth or fifth highest of the Performance Peer Group	7.5%

• Median or higher of the Performance Peer Group but less than the sixth, seventh and eighth highest of the Performance Peer Group	5.0%

• Below median of the Performance Group	No vesting

•     For 2011, the vesting of performance shares will be reduced by 50% of the amount computed in the previous section if the Company’s TSR is negative for the year. With this adjustment, the participants will still receive a benefit for relative out-performance compared to the peer group, but that benefit will be reduced if the stockholders do not achieve a positive return.

•	On February 16, 2014, any performance shares granted pursuant to the 2010 Program that have not vested will be forfeited.

•	All unvested shares vest upon a change in control as provided in the 2008 Stock Incentive Plan (the “2008 Stock Plan”).

•	Upon termination of employment, all unvested shares will be forfeited.

2010 Performance Share Metrics. In February 2010, the Compensation Committee approved the performance metrics for vesting of performance shares based on 2010 performance in the areas of production growth, combined LOE and G&A expenses, F&D costs, and TSR. In setting the performance metrics, the Compensation Committee considered the commodity price outlook, business and market conditions as of February 2010, and continued its focus on the future success of the Company, and, through the TSR, more closely aligning senior management’s compensation with stockholder return.

For 2010, the Compensation Committee believed it was important to demonstrate the Company’s ability to continue production growth while aligning capital expenditures with cash flow, maintaining a strong balance sheet, and managing costs to the lowest possible level. The Compensation Committee believed the performance measures chosen are aligned with our stockholders’ interests and would provide incentive for the named executive officers to achieve these objectives. Therefore, in 2010, the Compensation Committee assigned a 30% weighting to the F&D costs criteria due to the importance of maintaining discipline in our capital spending during 2010. The remaining weighting was split between organic production growth with a 30% weighting, cost control measures (combined LOE and G&A expenses) at a 20% weighting, and TSR at a 20% weighting. The following table summarizes the operating performance share target and stretch goals for 2010 as determined by the Compensation Committee as well as the actual 2010 results for these measures:

	Target Goals	Stretch Goals	2010 Actual
F&D costs (per Mcfe) (excluding the effects of price revisions or material acquisitions)	$2.75	$2.00	$2.09
% of original grant shares subject to vesting	7.5%	15.0%	14.1%
Organic production growth (%) (excluding the effects of price revisions or material acquisitions)	11.0%	16.0%	7.5%
% of original grant shares subject to vesting	7.5%	15.0%	0.0%
LOE and G&A (millions) (excluding non-cash stock compensation)	$96.5	$87.1	$93.6
% of original grant shares subject to vesting	5.0%	10.0%	6.6%

For 2010, the target goals for this program were computed in a two-step process. First, a preliminary target was determined based on normal expectations of our performance for the year. A stretch goal was selected based on what would be perceived to be extraordinary performance by the Company and, where a metric was the same as published guidance, the stretch goal exceeded our published guidance. For purposes of determining the performance share target goals for 2010, the preliminary target amounts were increased by 25% of the difference between the preliminary target and the stretch goals. The Compensation Committee may set the target amounts in a different manner in future years of the program.

Performance Share Vesting Based on 2010 Results. We achieved between the target and stretch goals for the 2010 F&D and total LOE and G&A performance share measures and below the target goal for the organic production growth measure as summarized in the above table. In addition, 7.5% of the total performance shares granted vested based on the TSR measure (which was equivalent to 37.5% of the portion of the performance shares attributable to the TSR performance metric, as discussed in the Outstanding Equity Awards table below) as a result of our TSR being fifth out of the 14 companies in the group. As a result, a total of 28.2% of the original total performance shares granted (which was equivalent to 37.5% of the TSR metric plus 25.9% of the operating metrics) under the 2010 Program vested on February 16, 2011 for those participants who remained employees on that date.

Rationale for Performance Metrics. The purpose of a performance share program is to encourage management to achieve goals that create stockholder value and to tie a meaningful portion of management’s compensation to Company performance. It is not intended to reward or penalize management for commodity price changes or other factors that are outside of management’s control. In the independent exploration and production (“E&P”) sector, investors typically value companies based on a combination of the following or similar measures:

•	Cash flow per share

•	Earnings per share

•	Net asset value

•	Reserve and production growth

•	Exploration results

•	F&D costs

•	Operating cost structure

•	Capital efficiencies

•	Financial discipline

With the current economic challenges, analysts and investors also are evaluating companies on the basis of financial strength and lower cost structure. Several of the performance results listed above are strongly influenced by commodity prices and general industry conditions. We do not intend to adopt performance measures that encourage speculation with respect to oil and gas prices or discourage implementation of a hedging program because it could limit exposure to increased commodity prices. The Compensation Committee also desires to limit the performance metrics to three or four objectively measured results that are strongly linked to stock performance and thus stockholder value.

The program applies performance vesting equally to all recipients of performance share grants so that the officers, managers, and senior technical professionals will participate on the same basis in all performance measures, and individuals will not participate at different levels in different performance measures, thus promoting corporate alignment to the stockholders’ interests.

The actual performance to be compared to the performance metrics will be modified with consideration to significant changes in the business such as acquisitions, divestitures, or significant changes in the annual budget that require Board approval. If the performance metrics include the results of a property that is sold during the year, the metrics will be adjusted to eliminate those results. If a significant property is acquired during the year, the results from that property will not be included in the actual results for the year. The Compensation Committee will approve any adjustments to the actual results for business changes.

2010 Performance Share Grants

The following table summarizes the grants of performance shares made to the current named executive officers as part of the 2010 Program:

Name and Principal Position	February 2010 Performance Share Awards (# Shares)
Fredrick J. Barrett	37,692
Chairman; Chief Executive Officer; and President (Principal Executive Officer)

Robert W. Howard	15,828
Chief Financial Officer; and Treasurer (Principal Financial Officer)

R. Scot Woodall	14,892
Chief Operating Officer

Francis B. Barron	11,140
Executive Vice President—General Counsel; and Secretary

Kurt M. Reinecke	11,140
Executive Vice President—Exploration

401(k) Retirement Savings Plan

We do not have a defined benefit pension plan. We maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we currently contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum Company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. The Compensation Committee has the discretion to discontinue the match if business conditions warrant. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested and employees can immediately sell the portion of the match made with our common stock. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation

In February 2010, the Compensation Committee approved a non-qualified deferred compensation plan for our executive officers and certain other employees (the “2010 Deferred Compensation Plan”). The plan, which became effective on April 3, 2010, is intended to assist in the retention and recruitment of senior level employees by providing a competitive retirement benefit. The deferred compensation plan is a “401(k) overlay” program that matches in cash 6% of compensation above Internal Revenue Code Section 415 limit ($245,000 in 2010) with the flexibility to provide additional compensation deferral options. The named executive officers as well as all other officers are eligible to participate in the plan. Pursuant to the plan, participants may defer up to 90% of their combined base salaries and bonuses after reaching the Section 415 limit. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control of the Company, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee. The matching contributions made by the Company are included under “All Other Compensation” in the “Summary Compensation Table” below.

Additional information is included in the narrative disclosure and table under “Non-qualified Deferred Compensation for 2010” below.

Change in Control Severance Protection Agreements

Our named executive officers and senior managers are covered by change in control severance protection agreements. We believe these agreements allow us to be more competitive with other independent oil and gas exploration and production companies in attracting and retaining our executive officers and other officers and senior managers. Estimates of the payments that would be made using various assumptions and a summary of the material terms of these agreements for senior vice presidents and above, including the named executive officers (collectively, the “Senior Officers”), are included below under “Payments Upon Termination and Change in Control”.

Other Compensation

Our named executive officers receive health and life insurance benefits, transportation expense reimbursement of up to $75 per month for commuter bus and train passes, and reimbursement of $20 per month for health club dues on the same terms as offered to other employees.

Other Information

Named Executive Officer and Director Stock Ownership Guidelines

Because the Board believes in linking the interests of management and stockholders, the Board has adopted stock ownership guidelines for the named executive officers. Our Executive Stock Ownership Guidelines specify a number of shares that our named executive officers must accumulate and hold within five years of the later of the adoption of the guidelines or the appointment of the individual as a named executive officer. The Chief Executive Officer is required to own shares having a value of five times base salary, and the other named executive officers are required to own shares having a value of two times base salary. The Board has adopted a similar policy applicable to directors requiring ownership of shares having a value equal to five times the directors’ annual retainer, currently $50,000 per year. These ownership guidelines were adopted on February 23, 2011. The number of shares of our common stock beneficially owned by our named executive officers is shown above in “Beneficial Owners of Securities”.

Tax and Accounting Treatment of the Elements of Executive Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718).

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for individual compensation paid to the Chief Executive Officer and the other four highest compensated executive officers to the extent the compensation exceeds $1 million in any year. Performance-based compensation paid pursuant to a stockholder-approved incentive plan is not subject to the Section 162(m) limitations if certain requirements are met. We are seeking stockholder approval of the Performance Cash Bonus Plan at the May 12, 2011 annual meeting of stockholders (see below, “Proposal No. 5—Approval of Performance Cash Bonus Plan”). This plan is intended to enable the Company to preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m).

As part of its role, the Compensation Committee reviews and considers the financial reporting and income tax deductibility of the compensation of our executive officers. Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy and objectives. However, the Compensation Committee retains the discretion to provide compensation to our executive officers that may not be fully deductible.

Timing of Equity Awards

Our Compensation Committee has adopted a policy of granting equity awards at regular quarterly meetings of the Compensation Committee and to consider any annual grants of equity awards to officers and employees in the first quarter of each year so that the compensation information can be included in our Annual Report on Form 10-K or proxy statement. These annual grants typically are made in February after we issue a press release in January containing the production for the prior year, year end reserves for the prior year and guidance on capital expenditures, production, LOE, gathering and transportation expense, and G&A expenses (excluding non-cash stock-based compensation expense) for the coming year. In January and February 2011, prior to the meeting of the Compensation Committee in February 2011 where equity awards were granted, we issued a press release, filed Current Reports on Form 8-K, and conducted a live webcast of an investor presentation in which we provided estimated 2010 revenues, our 2011 plans and guidance, and other information and responded to investors’ questions. Before making equity grants, the Compensation Committee seeks to confirm with management that there is no material nonpublic information that it needs to consider in making grant decisions. Awards for new employees, other than executive officers, may be granted at the regular quarterly meetings of the Compensation Committee or on a monthly basis by a subcommittee of the Compensation Committee that constitutes the Option Committee under our equity plans consisting of any two or more members of the Compensation Committee. Awards for new executive officers are required to be made at a meeting of the Compensation Committee, called for that purpose, or at other regularly scheduled meetings of the Compensation Committee. Awards are not made by written consent.

The exercise price of options granted under our 2004 Stock Incentive Plan is equal to the closing price of our common stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. This provision of the 2004 Stock Incentive Plan complies with the manner of determining fair market value in connection with the granting of incentive stock options under the Internal Revenue Code and applicable regulations, which allows the board of directors of a company to determine fair market value using any reasonable valuation method. We believe using the closing price on the day before the date of grant is appropriate so the Compensation Committee knows what the exercise price will be for the awards it is approving. Our 2002 Stock Option Plan, 2003 Stock Option Plan, and 2008 Stock Plan provide that the exercise price cannot be less than the closing price on the date of grant, which also complies with the requirements of the Internal Revenue Code.

Compensation Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and target and stretch performance levels, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe our overall compensation program provides a reasonable balance between short and long term objectives, which help mitigate the risk of excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares are company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are company-wide, and our Compensation Committee has used subjective judgment in setting bonus levels for our officers in the past and has authority to exercise negative discretion over bonus payments under the Performance Cash Bonus Plan. The Compensation Committee believes that applying company-wide metrics encourages decision making that is in the best long term interests of the Company and our stockholders as a whole and that the multi-year vesting of our equity awards and our use of a combination of performance shares, restricted stock, and options for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers serving as of December 31, 2010, and Mr. Jaggers, our former Chief Operating Officer and former President, who resigned in July 2010 (we refer to these six individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2010, 2009, and 2008. We do not have any non-equity incentive plans or pension plans for the past three fiscal years. In addition, our non-qualified deferred compensation plan, which became effective on April 3, 2010, does not provide for above-market or preferential earnings. Therefore, we have not included columns for non-equity incentive plans, changes in pension value, or changes in above-market non-qualified deferred compensation earnings in the table below. For additional information concerning the compensation paid to our named executive officers, including the non-qualified deferred compensation plan, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($) (3)		Total ($)
Fredrick J. Barrett Chairman; Chief Executive Officer; and President (Principal Executive Officer)	2010 2009 2008	$ $ $	435,000 410,000 410,000	$ $ $	435,000 390,000 410,000	$ $ $	55,235 62,950 201,301	$ $ $	1,173,972 900,144 733,789	$ $ $	17,160 16,380 16,091	$ $ $	2,116,366 1,779,474 1,771,181

Robert W. Howard Chief Financial Officer; and Treasurer (Principal Financial Officer)	2010 2009 2008	$ $ $	310,882 298,925 298,925	$ $ $	310,882 275,011 275,011	$ $ $	23,199 35,252 112,729	$ $ $	589,686 631,172 489,193	$ $ $	30,551 16,380 15,851	$ $ $	1,265,200 1,256,740 1,191,709

R. Scot Woodall Chief Operating Officer	2010 2009 2008	$ $ $	350,000 285,155 278,200	$ $ $	315,000 210,000 190,000	$ $ $	481,942 25,180 80,520	$ $ $	690,771 457,359 325,376	$ $ $	31,772 16,380 16,091	$ $ $	1,869,485 994,074 890,187

Francis B. Barron Executive Vice President—General Counsel; and Secretary	2010 2009 2008	$ $ $	276,968 266,315 266,315	$ $ $	249,271 239,683 239,683	$ $ $	16,326 28,327 90,585	$ $ $	414,999 491,436 403,584	$ $ $	29,064 16,380 15,851	$ $ $	986,628 1,042,141 1,016,018

Kurt M. Reinecke Executive Vice President—Exploration (4)	2010		$275,000		$206,250		$16,326		$331,968		$25,726		$855,270

Joseph N. Jaggers Former Chief Operating Officer; and Former President (5)	2010 2009 2008	$ $ $	233,957 389,146 389,146	$ $ $	0 389,146 389,146	$ $ $	45,291 47,212 150,976	$ $ $	1,151,197 816,023 672,640	$ $ $	24,523 16,380 15,851	$ $ $	1,454,968 1,657,907 1,617,759

(1)	The amount includes the grant date fair value of stock awards as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation.” The grant date fair value of the performance-based awards included in this column is based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values for those performance-based awards are as follows: Mr. Barrett—$1,153,904; Mr. Howard—$484,558; Mr. Woodall—$482,268; Mr. Barron—$341,040; Mr. Reinecke—$341,040; and Mr. Jaggers—$946,095. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The amounts disregard the estimate of forfeitures related to service-based vesting conditions.

(2)	Reflects the total grant date fair value of stock options as calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions.
(3)	Includes the following amounts of our 401(k) matching contributions for the years indicated, which amounts were paid one-half in cash and one-half in our common stock:

	401(k) Matching Contributions
	2008	2009	2010
Fredrick J. Barrett	$13,800	$14,700	$14,700
Robert W. Howard	$13,800	$14,700	$14,700
R. Scot Woodall	$13,800	$14,700	$14,700
Francis B. Barron	$13,800	$14,700	$14,700
Kurt M. Reinecke	$13,800	$14,700	$14,700
Joseph N. Jaggers	$13,800	$14,700	$14,700

Amount also includes the following matching contributions made to the Non-qualified Deferred Compensation Plan that began in 2010:

Non-qualified Deferred Compensation Plan Matching Contributions
2010
Fredrick J. Barrett	$0
Robert W. Howard	$13,631
R. Scot Woodall	$14,652
Francis B. Barron	$12,144
Kurt M. Reinecke	$9,481
Joseph N. Jaggers	$8,528

(4)	Mr. Reinecke first became a named executive officer with respect to the year ended December 31, 2010.
(5)	Mr. Jaggers resigned as an officer and director in July 2010. He is included in these tables as required by Securities and Exchange Commission rules.

Grants of Plan-Based Awards Granted During 2010

During 2010, we granted equity awards to the named executive officers, which are summarized below. We do not have any non-equity incentive plans. Therefore, we have not included the columns for those types of plans in the table below. For additional information regarding the compensation paid to our named executive officers, including grants of equity awards, see “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold (#)(2)	Target (#)	Maximum (#)
Fredrick J. Barrett
2008 Stock Plan	2/9/2010						80,000	$30.94	$1,173,972
2008 Stock Plan	2/9/2010		7,539	30,154					$0	(5)
2008 Stock Plan	2/9/2010		1,885	7,538	(6)				$55,235	(5)

Robert W. Howard
2008 Stock Plan	2/9/2010						40,184	$30.94	$589,686
2008 Stock Plan	2/9/2010		3,166	12,662					$0	(5)
2008 Stock Plan	2/9/2010		792	3,166	(6)				$23,199	(5)

R. Scot Woodall
2008 Stock Plan	2/9/2010						24,500	$30.94	$359,529
2008 Stock Plan	7/30/2010						20,000	$35.38	$331,242
2008 Stock Plan	2/9/2010		1,779	7,114					$0	(5)
2008 Stock Plan	2/9/2010		445	1,778	(6)				$13,028	(5)
2004 Stock Plan	7/30/2010					13,000			$453,830
2008 Stock Plan	7/30/2010		1,200	4,800					$0	(5)
2008 Stock Plan	7/30/2010		300	1,200	(6)				$15,084	(5)

Francis B. Barron
2008 Stock Plan	2/9/2010						28,280	$30.94	$414,999
2008 Stock Plan	2/9/2010		2,228	8,912					$0	(5)
2008 Stock Plan	2/9/2010		557	2,228	(6)				$16,326	(5)

Kurt M. Reinecke
2008 Stock Plan	2/9/2010						22,622	$30.94	$331,968
2008 Stock Plan	2/9/2010		2,228	8,912					$0	(5)
2008 Stock Plan	2/9/2010		557	2,228	(6)				$16,326	(5)

Joseph N. Jaggers (7)
2008 Stock Plan	2/9/2010						78,448	$30.94	$1,151,197
2008 Stock Plan	2/9/2010		6,181	24,723					$0	(5)
2008 Stock Plan	2/9/2010		1,545	6,181	(6)				$45,291	(5)

(1)	These equity awards consist of performance share grants made in February 2010 as described above under “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Compensation Programs—Discussion of Compensation Elements and Performance Criteria—Performance Share Grants and Vesting for 2010 Performance Share Program.” Both awards were made pursuant to our 2008 Stock Plan.
(2)	The performance share awards do not provide for a minimum amount payable for a certain level of performance. If the performance goals are not met at the target level, no shares will vest. Thus, there is no threshold applicable to these awards.

(3)	The option awards issued in 2010 were granted pursuant to our 2008 Stock Plan. In accordance with the 2008 Stock Plan, the exercise price of options is equal to the closing price of our common stock on the date of grant. The date of grant is the later of the date the Compensation Committee approves the grant or the date the recipient becomes an employee.
(4)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column were determined in accordance with FASB ASC Topic 718. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(5)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column associated with the performance share grants represent the grant date fair value based upon the probable outcome of the performance conditions estimated at the date of grant.
(6)	These performance share grants will be available for vesting solely based on the Company’s TSR as described above under “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Compensation Programs—Discussion of Compensation Elements and Performance Criteria—Performance Share Grants and Vesting for 2010 Performance Share Program.”
(7)	Mr. Jaggers served as our Chief Operating Officer and President through July 2010. Upon his resignation from the Company, all unvested options and stock awards were forfeited. As a result, all awards granted to Mr. Jaggers during 2010 presented in this table were forfeited in July 2010.

Outstanding Equity Awards at December 31, 2010

The following table contains information with respect to outstanding equity awards for the named executive officers at December 31, 2010.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fredrick J. Barrett
2002 Option Plan—Tranche A	59,641				$25.00	12/9/2011
2004 Stock Plan	50,000				$25.00	12/9/2011
2004 Stock Plan	40,000				$35.28	2/22/2013
2004 Stock Plan	56,250	18,750	(1)		$30.42	2/16/2014
2004 Stock Plan	30,000	30,000	(2)		$42.83	2/16/2015
2008 Stock Plan	21,000	63,000	(3)		$23.45	2/16/2016
2008 Stock Plan		80,000	(4)		$30.94	2/9/2017
2008 Stock Plan							7,803	(5)	$320,937	22,351	(6)	$919,297
2008 Stock Plan							2,826	(7)	$116,233	4,712	(8)	$193,805

Robert W. Howard
2004 Stock Plan	116,250	38,750	(9)		$32.31	3/30/2014
2004 Stock Plan	20,000	20,000	(2)		$42.83	2/16/2015
2008 Stock Plan	14,725	44,175	(3)		$23.45	2/16/2016
2008 Stock Plan		40,184	(4)		$30.94	2/9/2017
2004 Stock Plan							1,500	(10)	$61,695
2008 Stock Plan							3,276	(5)	$134,742	9,386	(6)	$386,046
2008 Stock Plan							1,187	(7)	$48,821	1,979	(8)	$81,396

R. Scot Woodall
2004 Stock Plan	26,250	8,750	(11)		$33.79	4/9/2014
2004 Stock Plan	4,500	4,500	(2)		$42.83	2/16/2015
2004 Stock Plan	8,000	8,000	(13)		$46.91	2/16/2015
2008 Stock Plan	10,670	32,010	(3)		$23.45	2/16/2016
2008 Stock Plan		24,500	(4)		$30.94	2/9/2017
2008 Stock Plan		20,000	(20)		$35.38	7/30/2017
2004 Stock Plan							3,750	(12)	$154,238
2008 Stock Plan							1,841	(5)	$75,720	5,273	(6)	$216,878
2008 Stock Plan							666	(7)	$27,393	1,112	(8)	$45,737
2008 Stock Plan							1,242	(14)	$51,083	3,558	(16)	$146,341
2008 Stock Plan							450	(15)	$18,509	750	(17)	$30,848
2008 Stock Plan							13,000	(18)	$534,690

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Francis B. Barron
2004 Stock Plan	11,970				$25.00	12/9/2011
2004 Stock Plan	25,000				$35.28	2/22/2013
2004 Stock Plan	25,312	8,438	(1)		$30.42	2/16/2014
2004 Stock Plan	16,500	16,500	(2)		$42.83	2/16/2015
2008 Stock Plan	11,465	34,395	(3)		$23.45	2/16/2016
2008 Stock Plan		28,280	(4)		$30.94	2/9/2017
2008 Stock Plan							2,306	(5)	$94,846	6,606	(6)	$271,705
2008 Stock Plan							835	(7)	$34,344	1,393	(8)	$57,294

Kurt M. Reinecke
2004 Stock Plan	16,200				$35.28	2/22/2013
2004 Stock Plan	22,500	7,500	(1)		$30.42	2/16/2014
2004 Stock Plan	14,000	14,000	(2)		$42.83	2/16/2015
2004 Stock Plan	11,620	34,860	(3)		$23.45	2/16/2016
2008 Stock Plan		22,622	(4)		$30.94	2/9/2017
2008 Stock Plan							2,306	(5)	$94,846	6,606	(6)	$271,705
2008 Stock Plan							835	(7)	$34,344	1,393	(8)	$57,294

Joseph N. Jaggers (19)	0	0					0		$0	0		$0

(1)	These options were granted on February 16, 2007 and vest 25% on the first four anniversaries of the grant date.
(2)	These options were granted on February 11, 2008 and vest 25% on each of February 16, 2009, 2010, 2011, and 2012.
(3)	These options were granted on February 10, 2009 and vest 25% on each of February 16, 2010, 2011, 2012, and 2013.
(4)	These options were granted on February 9, 2010 and vest 25% on each of February 16, 2011, 2012, 2013, and 2014.
(5)	These nonvested performance shares were granted to the named executive officers on February 9, 2010. Vesting is contingent upon meeting certain operating metrics that are selected by the Compensation Committee for each year in a four year performance period, commencing in 2010 and ending in 2014. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2010, certain operating performance conditions were satisfied, and 25.9% of the grant was eligible for vesting; however, such shares remained subject to a time-based vesting requirement through February 16, 2011.
(6)	These nonvested performance shares were granted to the named executive officers on February 9, 2010. Vesting is contingent upon meeting certain operating metrics that are selected by the Compensation Committee for each year in a four year performance period, commencing in 2010 and ending in 2014. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2010, the performance conditions for the vesting of these shares had not yet been established.

(7)	These nonvested TSR performance shares were granted to the named executive officers on February 9, 2010. Vesting is contingent upon the Company’s TSR performance compared to a peer group of companies. This grant is described in more detail above under “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Compensation Programs—Discussion of Compensation Elements and Performance Criteria—Performance Share Grants and Vesting for 2010 Program.” The TSR performance shares contingently vest each year depending on the outcome of our TSR compared to the TSR of those companies in the peer group. Each year during the four year period, it is possible for up to 50% of the original shares to vest. As of December 31, 2010, based on our TSR compared to the peer group, 37.5% of the original grant was eligible for vesting; however, such shares remained subject to a time-based vesting requirement through February 16, 2011.
(8)	These nonvested TSR performance shares were granted to the named executive officers on February 9, 2010. Vesting is contingent upon the Company’s TSR performance compared to a peer group of companies. The TSR performance shares contingently vest each year depending on the outcome of our TSR compared to the TSR of those companies in the peer group. Each year during the four year period, it is possible for up to 50% of the original shares to vest. As of December 31, 2010, the vesting for these shares will be based on our TSR in future years.
(9)	These options were granted on March 30, 2007 and vest 25% on the first four anniversaries of the grant date.
(10)	These nonvested equity shares of common stock were granted on March 30, 2007 and vest 25% on the first four anniversaries of the grant date.
(11)	These options were granted on April 9, 2007 and vest 25% on the first four anniversaries of the grant date.
(12)	These nonvested equity shares of common stock were granted on April 9, 2007 and vest 25% on the first four anniversaries of the grant date.
(13)	These options were granted on February 22, 2008 and vest 25% on each of February 16, 2009, 2010, 2011 and 2012.
(14)	These nonvested performance shares were granted to Mr. Woodall on July 30, 2010. Vesting is contingent upon meeting certain operating metrics that are selected by the Compensation Committee for each year in a four year performance period, commencing in February 2010 and ending in 2014. The performance shares contingently vest each year in February depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2010, certain operating performance conditions were satisfied, and 25.9% of the grant was eligible for vesting; however, such shares remained subject to a time-based vesting requirement through February 16, 2011.
(15)	These nonvested TSR performance shares were granted to Mr. Woodall on July 30, 2010. Vesting is contingent upon the Company’s TSR performance compared to a peer group of companies. The TSR performance shares contingently vest each year depending on the outcome of our TSR compared to the TSR of those companies in the peer group. Each year during the four year period, it is possible for up to 50% of the original shares to vest. As of December 31, 2010, based on our TSR compared to the peer group, 37.5% of the original grant was eligible for vesting; however, such shares remained subject to a time-based vesting requirement through February 16, 2011.
(16)	These nonvested performance shares were granted to Mr. Woodall on July 30, 2010. Vesting is contingent upon meeting certain operating metrics that are selected by the Compensation Committee for each year in a four year performance period, commencing in February 2010 and ending in 2014. The performance shares contingently vest each year in February depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2010, the performance conditions for the vesting of these shares had not yet been established.
(17)	These nonvested TSR performance shares were granted to Mr. Woodall on July 30, 2010. Vesting is contingent upon the Company’s TSR performance compared to a peer group of companies. The TSR performance shares contingently vest each year depending on the outcome of our TSR compared to the TSR of those companies in the peer group. Each year during the four year period, it is possible for up to 50% of the original shares to vest. As of December 31, 2010, the vesting for these shares will be based on our TSR in future years.
(18)	These nonvested equity shares of common stock were granted on July 30, 2010 and vest 25% on the first four anniversaries of the grant date.
(19)	Mr. Jaggers served as our Chief Operating Officer and President through July 2010. Upon his resignation from the Company, all unvested option and stock awards were forfeited. Furthermore, any previously vested options that were not exercised within 90 days following his resignation were cancelled. Therefore, Mr. Jaggers did not have any outstanding equity awards as of December 31, 2010.
(20)	These options were granted on July 30, 2010 and vest 25% on the first four anniversaries of the grant date.

Option Exercises and Stock Vested in 2010

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredrick J. Barrett	—	$—	13,475	$426,534
Robert W. Howard	—	$—	8,500	$265,830
R. Scot Woodall	—	$—	8,750	$274,275
Francis B. Barron	—	$—	6,425	$203,948
Kurt M. Reinecke	51,206	$664,362	5,557	$176,165
Joseph N. Jaggers	286,225	$2,264,883	18,317	$581,827

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Pursuant to the 2010 Deferred Compensation Plan, a participant can contribute up to 90% of a participant’s combined base salary and bonus after reaching the Internal Revenue Code Section 415 limit of the 2010 Deferred Compensation Plan on a before-tax basis. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control of the Company, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee.

The following table summarizes the named executive officers’ compensation for fiscal 2010 under our deferred compensation plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Fredrick J. Barrett	$—	$—	$—	$—	$—
Robert W. Howard	$13,631	$13,631	$—	$—	$27,262
R. Scot Woodall	$14,652	$14,652	$4,187	$—	$33,491
Francis B. Barron	$50,600	$12,144	$—	$—	$62,744
Kurt M. Reinecke	$9,481	$9,481	$961	$—	$19,923
Joseph N. Jaggers	$8,528	$8,528	$3,036	$—	$20,092

(1)	The amounts reflected as Registrant Contributions above are included in the Summary Compensation Table under “All Other Compensation.” Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee’s elected deferral percentage rate. These contributions are based on base salary and bonus. Executive Contributions are reported as salary and bonus in the Summary Compensation Table.
(2)	These amounts do not include any above-market earnings.

Payments Upon Termination or Change in Control

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2010 within one year following a change in control pursuant to the “double trigger” provisions of our severance protection agreements, as described below. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control, in which event the payments summarized below would apply). According to the terms of our equity plans and the grants of options and shares pursuant to those plans, the vesting of those grants automatically accelerates upon a change in control notwithstanding the double trigger provisions of the severance protection agreements.

Potential Payments Upon Termination After

A Change In Control

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($)(1)	Estimated Tax “Gross Up” Payment ($)(2)	Lump Sum Payment for Benefits ($)(3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
Fredrick J. Barrett	$2,462,500	$3,680,124	$1,147,229	$82,769	$7,500	$7,380,123
Robert W. Howard	$1,751,701	$2,244,965	$775,961	$62,403	$7,500	$4,842,530
R. Scot Woodall	$1,536,792	$2,296,252	$754,714	$82,769	$7,500	$4,678,027
Francis B. Barron	$1,544,627	$1,444,836	$—	$70,913	$7,500	$3,067,876
Kurt Reinecke	$1,172,112	$1,385,356	$—	$82,471	$7,500	$2,647,439
Joseph N. Jaggers (4)	$—	$—	$—	$—	$—	$—

(1)	Assuming the acceleration of unvested options and restricted stock grants, including performance shares, held at December 31, 2010 based on the closing price of our common stock on the New York Stock Exchange on December 31, 2010, the last trading day of the fiscal year, of $31.11 per share.
(2)	If an excise tax is imposed pursuant to Internal Revenue Code Section 4999 on the severance payments and the value of accelerated equity grants calculated pursuant to applicable Internal Revenue Code rules, a “gross up” payment is made to the named executive officers to reimburse the excise tax and income tax payable on that amount.
(3)	Based on the cost to provide benefits on December 31, 2010.
(4)	Mr. Jaggers, our former Chief Operating Officer and former President, resigned from the Company in July 2010. As a result, he would not be eligible for potential payments upon termination after a change in control at December 31, 2010. Furthermore, Mr. Jaggers did not receive any separation payments, severance benefits, or acceleration of equity awards upon his resignation.

The following is a summary of the material terms of the change in control severance protection agreements for our chief executive officer, chief operating officer, chief financial officer, executive vice presidents, and senior vice presidents (the “Senior Executive Officers”), including the named executive officers:

•

The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company, and the person’s employment is terminated within one year after the change in control other than a termination by the Company for cause or by the Senior Executive Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our Senior Executive Officers are committed to completing a transaction that may be in the best interests of our stockholders without such Senior Executive Officer’s being concerned with his or her job security. In the event both triggers occur, Senior Executive Officers will receive:

•

A severance payment equal to three times the Senior Executive Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

•	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident, and health insurance, or reasonably equivalent benefits, for 36 months after termination.

•	Payment of $7,500 for outplacement services to assist the Senior Executive Officer in obtaining new employment.

•

An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by Senior Executive Officers under the golden parachute provisions of the Internal Revenue Code. The payment of this “gross up” amount is intended to provide the Senior Executive Officer with the full amount of the severance payment determined under the agreement.

•

Our stock incentive plans for all employees provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

•

Upon termination of employment for any reason and not only after a change in control, the Senior Executive Officer will not solicit any of our employees for a period of one year after the termination of the Senior Executive Officer’s employment.

•	The agreements also contain a requirement that the Senior Executive Officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occurs:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation, or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the employee for “good reason” requires the following:

•	Assignment to the employee of duties inconsistent with, or a substantial alteration in the nature of, the employee’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the employee’s salary or target bonus (if a target bonus has been established for the employee) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the employee on the date of a change in control;

•

Relocation of the employee’s place of employment to any place in excess of 50 miles from the employee’s place of employment immediately prior to the change in control without the employee’s written consent;

•	Material breach by us of the change in control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change in control agreement assumed by any successor company.

Generally, “cause” means:

•

If the officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement applies (no officers currently have employment or similar agreements).

•	If no employment or similar agreement exists, it means:

•	The officer’s failure to perform the duties reasonably assigned to him or her;

•	Our good faith finding of the officer’s dishonesty, gross negligence, or misconduct;

•	A material breach by the officer of any of our written employment policies or rules; or

•	The officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty, or moral turpitude.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

Director Compensation

Until April 1, 2010, our directors who are not our employees (“Outside Directors”) received an annual retainer of $40,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. The Chair of the Audit Committee received an additional annual retainer of $15,000 and a meeting attendance fee of $1,000 for substantive meetings with management and our independent auditors; the Chair of the Compensation Committee received an additional annual retainer of $10,000; and the chairs of other committees receive an additional annual retainer of $5,000. Beginning April 1, 2010, our Outside Directors receive an annual retainer of $50,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. Also beginning on April 1, 2010, the Chair of the Audit Committee received an additional annual retainer of $25,000 and no longer will receive a meeting attendance fee for substantive meetings with management and our independent auditors, and the Chair of the Compensation Committee and the chairs of other committees receive an additional annual retainer of $10,000. From April 1, 2010 until January 1, 2011, the Lead Director received an annual retainer of $5,000 payable in quarterly installments. Beginning January 1, 2011, the Lead Director’s annual retainer was increased to $50,000 and the Lead Director also receives a fee of $1,000 for each meeting with management, not including telephone meetings or meetings on days on which other Board or Committee meetings occur. Until December 31, 2010, upon their initial election and on January 1 of each year, Outside Directors also received options to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the trading day before the election of the new Outside Director or the date of grant. All of these options vest 25% on each of the first four anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. After April 1, 2010, option grants to new Outside Directors were prorated so that they would receive 10,000 options if elected or appointed during the first quarter of our fiscal year, 7,500 options if elected during the second quarter of our fiscal year, 5,000 options if elected during the third quarter of our fiscal year, and 2,500 options if elected during the fourth quarter of our fiscal year. Beginning in calendar year 2011, the equity portion of the compensation for Outside Directors will cease to be paid in the form of options and shall be paid in the form of restricted common stock pursuant to the our 2004 Stock Incentive Plan (the “2004 Plan”), so long as shares are available pursuant to the 2004 Plan and thereafter pursuant to the 2008 Stock Plan. Restricted shares having a fair market value of $130,000 determined in accordance with the 2004 Plan or the 2008 Stock Plan, as the case may be, will be granted to each Outside Director on the date (the “Date of Grant”) of the commencement of each annual meeting of stockholders. All restricted stock vests on the earlier to occur of the first anniversary of the Date of Grant or such date that the Outside Director ceases to be a director other than as a result of removal from office. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Outside Directors may elect to receive their fees in the form of our common stock, issued pursuant to our 2004 Stock Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive shares in payment of the director fees.

During 2010, the non-management directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
James M. Fitzgibbons	$15,500	$51,989	$168,087	$235,576
Randy A. Foutch	$—	$66,466	$168,087	$234,553
Jim W. Mogg	$—	$81,957	$168,087	$250,044
William F. Owens	$10,333	$33,989	$131,907	$176,229
Edmund P. Segner, III	$69,500	$—	$168,087	$237,587
Randy I. Stein	$89,000	$—	$168,087	$257,087
Michael E. Wiley	$—	$79,394	$168,087	$247,481

(1)	Represents the dollar amount of director fees that were paid in the form of our common stock. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, are delivered to the directors who elected before that quarter to receive shares in payment of the director fees.
(2)	Represents the fair value of the option awards as determined on the date of grant in accordance with FASB ASC Topic 718. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. As of December 31, 2010, each director held the following number of total outstanding options: Mr. Fitzgibbons, 60,000; Mr. Foutch, 50,000; Mr. Mogg, 40,000; Mr. Owens, 7,500; Mr. Segner, 20,000; Mr. Stein, 60,000; and Mr. Wiley, 60,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Fitzgibbons, Mogg, Owens, Segner, and Wiley, all of whom are non-employee directors. None of these individuals has ever been an officer or employee of our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

Approval of Related Party Transactions

We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are considered on a case-by-case basis. There were no related party transactions in 2010.

Relationships of Officers and Directors

Fredrick J. Barrett, our Chief Executive Officer, Chairman of the Board and a director, is the brother of Terry R. Barrett, our Senior Vice President—Rockies Exploration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2010, except one report on Form 4 for David R. Macosko, Senior Vice President—Accounting, which was filed two days late.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as superseded by Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2010. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy I. Stein, Chair

James M. Fitzgibbons

Randy A. Foutch

Edmund P. Segner, III

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters. The Code of Business Conduct and Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on our website.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement. As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term stockholder value.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 2.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. Approval of the advisory proposal requires the affirmative vote of a plurality of the votes cast affirmatively or negatively.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2011. Services provided to us by Deloitte & Touche LLP during 2010 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast affirmatively or negatively.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002, were $605,000 for each of the years 2009 and 2010.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the year 2009 were $123,000. The 2009 fees were incurred in connection with the review of documents with regard to our senior notes offering in July 2009 and the review of our Form S-3 shelf registration statement. We did not incur any additional audit-related fees in 2010.

Tax Fees

None.

All Other Fees

None.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in 2009 and 2010. Except as indicated above, there were no fees other than audit and audit-related fees for 2009 and 2010, and Deloitte & Touche LLP performed all the services described above with its full-time permanent employees.

PROPOSAL NO. 5—APPROVAL OF PERFORMANCE CASH BONUS PLAN TO COMPLY WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

Background

The Board of Directors and Compensation Committee have unanimously approved the adoption of the Bill Barrett Corporation Performance Cash Bonus Plan (the “Plan”) effective January 1, 2011, subject to stockholder approval of the Plan at the Annual Meeting of Stockholders as described in this proposal. Below is a description of the material terms of the Plan. The discussion is qualified in its entirety by reference to the Plan, a copy of which is attached to this Proxy Statement as Exhibit A. Stockholders should refer to the Plan for more complete and detailed information.

The Plan creates an annual cash incentive plan for the Company’s executive officers who are “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and any other executive of the Company whose participation in the Plan is approved by the Compensation Committee. Under the current Internal Revenue Service interpretation, “covered employees” for purposes of Section 162(m) consist of a corporation’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer. Bonus awards under this program are payable in cash from a bonus pool calculated by reference to the Company’s annual earnings before interest, taxes, depreciation, amortization, and exploration expenses (“EBITDAX”). In an attempt to preserve, to the extent practicable, the Company’s ability to deduct compensation payable under the Plan to covered employees (generally, the named executive officers in the Proxy Statement), the Company is proposing that stockholders approve the material terms of the Plan.

Under Section 162(m) and related regulations, compensation in excess of $1,000,000 paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) (or another exemption is met). In order to qualify as performance-based compensation, among other requirements, Section 162(m) and related regulations require that stockholders approve the material terms of the performance goals under which compensation may be paid under a plan. The material terms subject to stockholder approval include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria upon which the performance goal is based; and (iii) either the maximum dollar amount of compensation that may be paid to an employee during a specified period, or the formula used to calculate the amount of compensation to be paid, if the performance goal is met. These material terms are described below.

If the stockholders do not approve the material terms of the Plan, the Compensation Committee intends to revisit our cash incentive structure for our executive officers for 2011, although it is anticipated that any such incentive program would continue to be performance-based and to emphasize at-risk compensation.

Purpose

The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute to the growth and profitability of the Company through the award of cash incentives. The plan is also intended to enable the Compensation Committee to preserve the tax deductibility of incentive awards under Section 162(m) to the extent practicable.

Eligibility

Individuals eligible to participate in the Plan are the Company’s covered employees who are subject to the provisions of Section 162(m), as well as any other executive of the Company (or any of its subsidiaries) whose participation in the Plan is approved by the Compensation Committee. Participants are selected on an annual or other periodic basis as determined by the Compensation Committee. At this time, five employees, consisting of the named executive officers, are eligible to participate in the Plan. Non-employee service providers and non-employee directors are not eligible to participate.

Administration; Amendment and Termination

The Plan is administered by the Compensation Committee, which has the exclusive power to allocate the incentive pool, determine the amount of the incentive pool for any performance period, and determine the portion of the incentive pool payable to any participant. The Compensation Committee may amend, suspend or terminate the Plan at any time, subject to stockholder approval of any amendments required to maintain compliance with Section 162(m) or any amendments required by applicable laws, rules or regulations to be approved by stockholders. The Compensation Committee also may adjust awards and performance objectives upon the occurrence of materially changed circumstances, so long as such adjustments do not cause any award under the Plan intended to qualify as performance-based compensation for purposes of Section 162(m) to fail to do so. In addition, the Compensation Committee’s authority to grant awards and authorize payments under the Plan does not restrict its authority to grant compensation to employees under another Company compensation plan or program.

Establishment of Incentive Pool; Award Limitations

For each performance period, an unfunded incentive pool will be established in an amount equal to five percent (5%) of the Company’s EBITDAX for that performance period. Awards may be earned and paid under the Plan only if and to the extent the incentive pool is hypothetically funded as a result of the Company’s performance period EBITDAX.

For each performance period, the Compensation Committee will allocate within the time period prescribed by Section 162(m) a specified percentage of the incentive pool to each participant. The maximum amount payable for all awards during a performance period cannot exceed 100% of the incentive pool for that period. The maximum award payable to any one participant cannot exceed 25% of the incentive pool for that period. The Compensation Committee may decline to allocate any portion of the incentive pool.

Earning and Payment of Awards

After the end of a performance period, the Compensation Committee will determine within the time period prescribed by Section 162(m) the dollar amount of the incentive pool for that performance period and the dollar amount of the incentive pool allocated and potentially payable to each participant for that performance period. The Compensation Committee may, in its discretion, decrease (but not increase) the amount actually payable to a participant for the performance period based upon performance and business criteria determined by the Compensation Committee and such other factors as the Compensation Committee deems appropriate. As indicated above, the amount allocated and payable to participants could be less than the incentive pool generated under this Plan depending upon the Compensation Committee’s judgment of Company performance, individual performance and contributions, and other factors the Compensation Committee deems relevant and prudent under the circumstances.

Effect of Termination of Employment

Except as otherwise provided in an award agreement entered into between any participant and the Company or otherwise determined by the Compensation Committee in its sole discretion, a participant must be actively employed by the Company or a subsidiary on the last day of an annual performance period in which an award is earned in order to be paid with respect to that award. The Committee also may provide in the award agreement that a participant must be employed on the date of payment of an award to receive payment, but the award nonetheless relates to solely to services performed during the performance period.

Compensation Recoupment Policy

Each award will be subject to any compensation recoupment, or “claw-back”, policy adopted by the Board of Directors or the Compensation Committee and as such policy may be amended from time to time.

Certain Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of Section 162(m) and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances.

In general, a participant in the Plan will be taxed at ordinary income rates on any cash bonus in the year received. Generally, the Company will receive a federal income tax deduction corresponding to the amount included in the participant’s income (subject to compliance with the requirements of Section 162(m) described herein).

Performance-based Compensation—Section 162(m) Requirements. The Plan is structured to comply with the requirements imposed by Section 162(m) and related regulations in order to preserve, to the extent practicable, the Company’s tax deduction for awards made under the Plan to covered employees. As described above, Section 162(m) generally denies an employer a deduction for compensation paid to covered employees of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it is performance-based compensation.

New Plan Benefits

As noted above, awards made under the Plan are made at the Compensation Committee’s discretion and are based on attainment of performance goals. Accordingly, it is not possible to determine at this time the amount of the awards that will be paid for the current fiscal year or the amount of future awards under the Plan.

Approval of the proposal regarding the Bill Barrett Corporation Performance Cash Bonus Plan to comply with Section 162(m) of the Internal Revenue Code will require the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 6—STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, (303) 355-1199. Mr. Armstrong has advised us that he owns 200 shares of our common stock.

Stockholder Proposal. The following resolution was submitted by Mr. Armstrong:

“That the shareholders of BILL BARRETT CORPORATION request its Board of Directors to take the steps necessary so that each shareholder voting requirement in our articles and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.”

Supporting Statement. The following statement was submitted by Mr. Armstrong in support of his resolution. The Board of Directors of Bill Barrett Corporation disagrees with Mr. Armstrong’s assertions as set forth below under “Board of Directors Recommendation and Statement.”

“The proponent presented this proposal in last year’s meeting where it received 25,162,783 shares (69.75%) voted in its favor. Shares voted against were 8,912,306.

In last year’s annual meeting, a management proposal ‘to amend and restated our certificate of incorporation to provide for the annual election of all directors’ received 28,666,725 shares (84.09%) in its favor. As there were 45,898,830 shares outstanding on the record date for the meeting, this was not approved as it did not receive the 80% super-majority vote required.

The proponent believes it was apparent that management did not actively seek the passage of this amendment although shareholders had strongly supported a proposal calling for it in past annual meetings.

Appropriately, the proponent is presenting this proposal to recognize a simple majority vote. It appears that within the board meetings, a simple majority vote is binding upon all matters but in shareholders’ meetings the rules are changed.

Also, the proxy statement for last year’s meeting states that directors are elected by ‘The affirmative vote of a plurality of the shares voted at the meeting…’ and that the ratification of the certified public accountants ‘requires the affirmative vote of the holders of a majority of votes cast affirmatively or negatively.’

It is apparent that under the current system, a few votes can frustrate the will of the shareholder majority. Arguably, and probably in place at last year’s annual meeting, the super-majority requirement was used to block a shareholder initiative supported by most shareholders but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of the simple-majority voting standard.

Please encourage our board to respond favorably to this proposal by voting ‘FOR’ the resolution.”

Board of Directors Recommendation and Statement.

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board of Directors believes that this proposal concerning simple majority voting is not in the best interests of the Company and its stockholders.

The Board of Directors believes that the proponent ignores the long-term interests and stockholder protections served by the super-majority provisions contained in the Company’s governing documents. The proponent’s own statement in support of the proposal fails to articulate a coherent rationale, much less a persuasive argument based on the facts, of the benefits of the proposal. Rather than addressing the long-term implications to the Company and its stockholders of eliminating the super-majority provisions, the proponent’s supporting statement merely contains conclusory sound bites and inaccurate and potentially misleading statements.

A simple majority voting requirement already applies to most matters submitted to a vote of our stockholders. However, with respect to certain matters that will have a long-lasting impact on the Company and its stockholders, the Company’s super-majority vote provisions ensure that the best interests of the Company and all of its stockholders are strongly considered. As permitted under Delaware law, the Company’s Restated Certificate of Incorporation, which was approved by stockholders in December 2004, and the Company’s Bylaws provide that the following actions taken by stockholders, among others, require more than a simple majority vote: (i) removal of directors; (ii) amendment of the certificate of incorporation or bylaws; and (iii) amendment of certain provisions of the Company’s certificate of incorporation relating to the calling of special stockholder meetings, advance notice provisions for stockholder nominations of directors and stockholder business at stockholder meetings, restrictions on stockholder action by written consent, board classification, director liability and other corporate governance matters related to Board management and elections.

These super-majority voting requirements relate to fundamental elements of our corporate governance. In general, these provisions are designed to provide minority stockholders with a measure of protection against changes in corporate governance and other self-interested actions by one or more large stockholders. They have been included in our Restated Certificate of Incorporation for many years and are commonly included in the corporate charters and bylaws of many publicly-traded Delaware companies.

The Board of Directors also believes that there are important reasons for requiring a broad consensus of the stockholders to amend certain fundamental governance provisions in the Company’s Restated Certificate of Incorporation and Bylaws. For example, if the proposal submitted by the proponent were implemented, a small number of very large stockholders, whose interests may diverge from those of our other stockholders, could approve an amendment to the Company’s Restated Certificate of Incorporation or Bylaws and change the size or composition of the current Board, allowing such stockholders to exercise control over the Company. Additionally, the provisions not allowing stockholders to call a special meeting of stockholders or acting by written consent are meant to protect the interests of all stockholders and help create long-term stockholder value in all circumstances. These provisions encourage potential acquirers to deal directly with the Board of Directors, which in turn provides the Board of Directors greater leverage to negotiate the best possible return for all stockholders in fulfillment of the directors’ fiduciary duties.

The Board of Directors is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the Company and all of its stockholders. Stockholders, on the other hand, do not have the same fiduciary duties as directors. As a result, a single stockholder or a group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders. Accordingly, these super-majority voting requirements are necessary to safeguard the long-terms interests of the Company and its stockholders.

Importantly, the super-majority voting requirements in the Company’s Restated Certificate of Incorporation and Bylaws do not preclude changes to the Company’s organizational documents. Rather, they help to ensure that significant changes to the Company’s corporate and governance structure are implemented only on the broad consensus of the stockholders rather than a simple majority.

As indicated by the stockholder proposal submitted above, this proposal was presented to the stockholders at last year’s annual meeting with 69.75% of the stockholders present and entitled to vote on the matter affirmatively voting for the proposal. However, the proponent fails to indicate that the changes argued for in the proposal would require the Company to amend its Restated Certificate of Incorporation and Bylaws, thus requiring approval by 80% of all the Company’s outstanding stock. Based on last year’s voting results, only 54.82% of the Company’s outstanding stock entitled to vote on the issue affirmatively voted for the proposal. Based on the reasons set forth herein and due to a lack of stockholder support for last year’s proposal, the Board does not believe that this proposal is in the best interests of the Company or its stockholders, and therefore, does not recommend an amendment to its Restated Certificate of Incorporation and Bylaws for approval by stockholders at this year’s meeting.

In addition, the proponent inaccurately indicates above that 84.09% of the Company’s shares voted in favor of last year’s Board proposal to eliminate the classified board and require the annual election of our directors. Since such change required the amendment of the Company’s Certificate of Incorporation, the Board proposal required the approval of 80% of all of the Company’s outstanding stock entitled to vote on the matter. In the end, only 62.46% of the Company’s outstanding stock voted to approve the matter not 84% as the proponent incorrectly asserts. After careful consideration, the Board supported the proposal to declassify the Board last year and recommended that stockholders approve the matter, but ultimately the proposal did not receive sufficient support from stockholders to take action to amend the Restated Certificate of Incorporation. The proponent’s assertion that the Board did not actively seek to pass the proposal regarding the declassified Board is once again inaccurate and irrelevant to the current proposal.

The Board of Directors is committed to good corporate governance and will not hesitate to make changes to the Company’s Restated Certificate of Incorporation and Bylaws when the Board of Directors believes that such changes are in the best interests of the Company and its stockholders as a whole. For the reasons set forth above, the Board believes that the implementation of this proposal at this time would not serve the best interests of our stockholders or the Company.

A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

Vote Required. Approval of this proposal requires an affirmative vote of the holders of at least a majority of the votes cast affirmatively or negatively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment. See “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies” below.

PROPOSALS BY INDIVIDUAL STOCKHOLDERS;

DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2011 fiscal year, proposals by individual stockholders must be received by us no later than November 27, 2011. Stockholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please check our website at www.billbarrettcorp.com (click on Corporate Governance under Investor Relations) or contact our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 TO ANY OF OUR STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 14, 2011. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, OR BY CALLING (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: March 25, 2011	Francis B. Barron Corporate Secretary

* * * * *

APPENDIX A

BILL BARRETT CORPORATION PERFORMANCE CASH BONUS PLAN

1. Purpose. The Bill Barrett Corporation Performance Cash Bonus Plan (the “Plan”) is intended to advance the interests of Bill Barrett Corporation (the “Company”) and its shareholders by helping to attract, retain, motivate and reward employees who occupy key positions and contribute to the growth and profitability of the Company through the award of incentive compensation. The Plan also is intended to enable the Committee to preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m) of the Code.

2. Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

(a) “Award” means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company in accordance with Section 3.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d) “Committee” means those members of the Compensation Committee of the Board who qualify as outside directors for purposes of Code Section 162(m).

(e) “Company” means Bill Barrett Corporation or any successor thereto.

(f) “Covered Employee” means any employee of the Company or any of its Subsidiaries whose compensation, in the Performance Period for which the incentive is calculated, is subject to the compensation expense deduction limits set forth in Code Section 162(m).

(g) “EBITDAX” means the Company’s consolidated earnings before interest, taxes, depreciation, amortization and exploration expenses.

(h) “Incentive Pool” means the amount determined in accordance with Section 4.1 for any given Performance Period out of which Awards may be paid.

(i) “Participant” means an employee of the Company or a Subsidiary who is designated by the Committee to participate in the Plan for a designated Performance Period as provided in Section 3.

(j) “Performance Measures” means one or a combination of two or more of the following business criteria as approved by the Committee with respect to a given Participant: revenue; EBITDAX; earnings before interest, taxes, depreciation and amortization (“EBITDA”); cash flow from operations; cash flow from operations per share; operating income; pre- or after-tax income; production levels; reserve or resource levels and/or additions; present value of reserve or resource additions; cash available for distribution; cash available for distribution per share; net earnings; earnings per share; return on equity; return on assets; share price performance; improvements in the Company’s attainment of expense levels; implementing or completion of critical projects; improvement in cash-flow (before or after tax); operating costs; lease operating costs; general and administrative costs; finding, development and acquisition costs; return of average capital employed (“ROACE”); debt levels; capital expenditures; discretionary cash flow; total shareholder return; exploration success; acquisition success; or any other performance measure deemed appropriate by the Committee. Any Performance Measure utilized may, in the Committee’s discretion, (i) be assessed over a Performance Period on a periodic, cumulative or average basis, (ii) be expressed in absolute amounts, on a per share basis, relative to one or more other Performance Measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external indices or measures, and (iii) be established on a corporate-wide basis or established with respect to one or more operating units, divisions, Subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

(k) “Performance Period” means a fiscal year of the Company.

(l) “Subsidiary” means a subsidiary corporation of the Company as defined in Code section 424(f).

3. Participation. The individuals eligible to participate in this Plan are the Covered Employees, as well as any other executive of the Company or a Subsidiary whose participation in the Plan is approved by the Committee.

4. Incentive Pool and Awards.

4.1 Incentive Pool. The Incentive Pool for each Performance Period will be an amount equal to five percent (5%) of the Company’s EBITDAX for the Performance Period.

4.2 Awards Payable Only From Incentive Pool. Awards to individual Participants pursuant to the Plan will be drawn only from the Incentive Pool for the Performance Period.

4.3 Allocation of Awards Payable Out of Incentive Pool. No later than 90 days after the start of a Performance Period, the Committee will allocate a specified percentage of the Incentive Pool for that Performance Period to each Participant, the sum of which percentages will not exceed 100% for the applicable Performance Period. In all cases, the Award payable to any Participant will be subject to the limitation set forth in Section 4.4 and to potential adjustment under Section 4.5. The Committee also is authorized to decline to allocate or designate for allocation all or a portion of the Incentive Pool. Any amount remaining in the Incentive Pool after the payment of Awards will be forfeited (and will not be added to any other Incentive Pool).

4.4 Maximum Award Payable to Any One Participant. Other provisions of the Plan notwithstanding, no Participant may be paid, in connection with an Award under the Plan for any one Performance Period, an amount that exceeds 25% of the Incentive Pool for that Performance Period.

4.5 Discretion to Reduce Payments. The Committee may, in its sole and absolute discretion, decrease or eliminate (but not increase) the amount payable to any Participant under an Award with respect to the applicable Performance Period based on such factors as it deems appropriate including, but not limited to, (i) the achievement of any performance objectives that are based on other Performance Measures that may be established with respect to the Participant in connection with an Award under this Plan, or (ii) the degree to which any performance objectives applicable for the same Performance Period under any other incentive compensation plan maintained by the Company for other employees have been achieved. However, no reduction in the amount of an Award payable to any Participant will increase the amount of an Award payable to any other Participant.

4.6 Certification of Results. As soon as administratively feasible after the end of each Performance Period and prior to the payment of any amount in connection with an Award to any Participant under the Plan, the Committee must certify in writing (i) the EBITDAX for the Performance Period, (ii) the resulting amount to be credited to the Incentive Pool for the Performance Period, and (iii) the amount potentially payable to each Participant from the Incentive Pool and the final amount, if any, actually to be paid to each Participant in settlement of an Award after any exercise of the Committee’s discretion under Section 4.5.

4.7 Payment of Awards. Subject to any deferred compensation election pursuant to any applicable deferred compensation plan of the Company, the amount of any Award determined to be payable by the Committee will be paid in cash to the Participant (or, if applicable based on the terms of the Award established pursuant to Section 5, to the Participant’s estate) no later than March 15 following the end of the Performance Period.

4.8 Termination of Employment. Except as otherwise provided by the Committee in any agreement or other document controlling an Award, or otherwise at the sole discretion of the Committee, no Award will be paid to a Participant who is not actively employed by the Company as of the end of the applicable Performance Period. The Committee also may provide in any agreement or other document controlling an Award, and subject to such exceptions as may be provided therein, that a Participant must be employed on the date of payment of the Award in order to receive such Award, but in all cases the Award relates solely to service rendered during the Performance Period, and not to service following the end of the Performance Period to the date of payment of the Award.

5. Administration. The Committee will administer this Plan. The Committee will have exclusive power, subject to the provisions and limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, to determine the form, amount and other terms and conditions of each Award, to allocate the Incentive Pool; to certify the amount of EBITDAX and the resulting amount of the Incentive Pool for any Performance Period; and to reduce the amount payable in connection with Awards. The Committee will have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it will deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, will be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee will constitute a quorum for any meeting of the Committee, and the Committee may act by the written consent of all of its members. To the extent that such delegation would not cause Awards to Covered Employees to be nondeductible under Code Section 162(m), the Committee may delegate any of its authority and powers under this Section.

6. Adjustments. The Committee is authorized at any time during or after a Performance Period to adjust or modify the calculation of EBITDAX for such Performance Period if it determines that as a result of materially changed circumstances, such adjustment or modification is required to reflect the original intent to use EBITDAX as the performance objective, but any such adjustment or modification will be permitted with respect to a Covered Employee only if it would not cause Awards granted under the Plan intended to qualify as performance-based compensation within the meaning of Code Section 162(m)(4)(C) to fail to so qualify. Such changed circumstances may include (i) any large, special and non-recurring dividend or other distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction, (ii) changes in applicable laws and regulations, accounting principles, and tax rates (and interpretations thereof), or (iii) other unusual or nonrecurring events affecting the Company or the financial statements of the Company such as acquisitions and dispositions of businesses and assets and extraordinary items determined under generally accepted accounting principles.

7. General Provisions.

7.1 Nontransferability. No Award payable under, or any right or interest in, the Plan will be transferable by a Participant except upon a Participant’s death by laws of descent and distribution, or will otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action will be void.

7.2 Tax Withholding. The Company or any Subsidiary is authorized to withhold from any payout of an Award granted, or from any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

7.3 Changes to the Plan. Except as otherwise provided in this section, the Committee may amend, suspend, or terminate the Plan without the consent of shareholders or Participants. Any amendment to the Plan will, however, be submitted to the Company’s shareholders for approval if such shareholder approval is required to maintain compliance with the requirements of Code Section 162(m) or with any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the common stock of the Company may then be listed or quoted.

7.4 Employment and Other Rights. Neither the Plan nor any action taken hereunder will be construed as (i) giving any Participant the right to continue as a Participant or in the employ or service of the Company or a Subsidiary, (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time, or (iii) giving a Participant any claim to any Award under the Plan or to be treated uniformly with other Participants and employees. In addition, until the Committee has determined to make a final Award payout under Section 4, no action taken by the Committee hereunder will be construed as a commitment that any payment will be made with respect to an Award under the Plan.

7.5 Unfunded Plan. The Plan will be unfunded, and the Company will not be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant will, by virtue of this Plan, have any interest in any specific assets of the Company.

7.6 Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases. Payments received by a Participant under an Award made pursuant to the Plan will not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and will not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

7.7 Compliance With Code Section 162(m). It is the intent of the Company that compensation under the Plan to Participants who are Covered Employees will constitute performance-based compensation within the meaning of Code Section 162(m)(4)(C) unless otherwise determined by the Committee. Accordingly, the Plan will be interpreted in a manner consistent with Code Section 162(m) with respect to Covered Employees. If any provision of the Plan or any document relating to an Award to a Covered Employee that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m), such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

7.8 Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions will not be affected thereby. Unless specifically addressed in an employment agreement between the Company and the Participant, the Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and, unless specified otherwise, supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

7.9 Governing Law. The validity, construction and effect of the Plan, and any rules and regulations under the Plan, will be determined in accordance with the laws of the State of Delaware, regardless of the effect of such state’s conflict of laws principles.

7.10 Effective Date. The Plan will become effective as of January 1, 2011, subject to the approval by the affirmative vote of the holders of the majority of outstanding common stock of the Company voting at the 2011 Annual Meeting of Stockholders. If shareholder approval is not so obtained, the Plan and all Awards issued under the Plan shall be null and void. If shareholder approval is obtained, the Plan will continue in effect until terminated by the Committee.

7.11 Compensation Recoupment Policy. Each Award will be subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

BILL BARRETT CORPORATION	INTERNET http://www.proxyvoting.com/bbg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

▼    FOLD AND DETACH HERE    ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED
“FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2, FOR “EVERY 1 YEAR” FOR ITEM 3, “FOR” ITEMS 4
AND 5, AND “AGAINST” ITEM 6.	Please mark your votes as indicated in this example	☒

1.   Election of each of the following Class I directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2014 and thereafter until their successors are duly elected and qualified:

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐
Class I Directors 01 Fredrick J. Barrett 02 Jim W. Mogg 03 Michael E. Wiley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions
_________________________________________________________________

2. Proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

EVERY 1 YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
3. Proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held once every one, two or three years. ☐	☐	☐	☐

4. Proposal to approve our Performance Cash Bonus Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

6.   Proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

	☐	☐	☐

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

If signor is a corporation, please sign in full corporate name by duly authorized officer.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

    You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Bill Barrett Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: You can view the

Annual Report and Proxy Statement on the Internet at https://materials.proxyvote.com/06846N

▼    FOLD AND DETACH HERE    ▼

PROXY	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

BILL BARRETT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barron, or either of them, or                                                           (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at The Westin Denver Downtown, Tabor Auditorium, 1672 Lawrence Street, Denver, Colorado 80202, on May 12, 2011 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1, FOR Item 2, FOR “EVERY 1 YEAR” on Item 3, FOR Item 4, FOR Item 5, and AGAINST Item 6, and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)